Execution Version

TRANSACTION AGREEMENT

dated as of

September 22, 2008

among

IRIDIUM HOLDINGS LLC,

GHL ACQUISITION CORP.

and

SELLERS

listed on the signature pages hereof

i

ii

Exhibits and Schedules:
Exhibit A – Each Seller’s Cash Pro Rata Share and Stock Pro Rata Share
Exhibit B – Form of Amended and Restated Parent Certificate of Incorporation
Exhibit C – Form of Limited Power of Attorney
Exhibit D – Form of Registration Rights Agreement
Exhibit E – Form of Pledge Agreement

iii

TRANSACTION AGREEMENT

TRANSACTION AGREEMENT (this “Agreement”) dated as of September 22, 2008 among Iridium Holdings LLC, a Delaware limited liability company (the “Company”), GHL Acquisition Corp., a Delaware corporation (“Parent”), and each of the sellers whose name appears on the signature page hereto (each of the foregoing, a “Seller”, and collectively, the “Sellers”).

W I T N E S S E T H:

WHEREAS, Sellers own, directly or indirectly, all of the issued and outstanding Units (as defined in the Company LLC Agreement) of the Company; and

WHEREAS, Parent desires to purchase, directly or indirectly, the Units.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.  Definitions.  (a) The following terms, as used herein, have the following meanings:

“Accounting Referee” means a nationally recognized accounting firm, mutually acceptable to the Parent Committee and to Sellers’ Committee, chosen to decide any disagreement of the parties to this Agreement with respect to any Tax or accounting matters.  The fees and expenses of the Accounting Referee shall be allocated by the Accounting Referee between the parties to any disagreement based on the principle that such amounts shall be borne by the party whose determination differs from the Accounting Referee’s ultimate determination by the greater amount.

“Additional Share” means, for each Seller, the percentage set forth next to its name on Exhibit A.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Aggregate Cash Consideration” means $77.1 million, plus the Special Tax Distribution Shortfall, if any.

“Aggregate Consideration” means the Aggregate Cash Consideration and the Aggregate Stock Consideration.

“Aggregate Stock Consideration" means (i) with respect to the Sellers (other than the Greenhill Noteholder), 36,000,000 shares of Parent Stock and (ii) with respect to the Greenhill Noteholder, assuming the Convertible Note has been issued prior to the Closing and is being converted in connection therewith, 2,290,000 shares of Parent Stock in accordance with Section 6.08.

“Average Stock Price” means, as of the date of any determination, the volume-weighted average per share trading price of the Parent Stock over the 10 consecutive trading days immediately preceding the date of such determination.

“Balance Sheet” means the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2007.

“Balance Sheet Date” means December 31, 2007.

“Baralonco Blocker Seller” means the Seller of the shares of Baralonco Blocker.

“Blocker Entities” means Syncom-Iridium Holdings Corporation (“Syncom Blocker”) and Baralonco N.V. (“Baralonco Blocker”), and each of them, a “Blocker Entity”.

“Blocker Seller” means a Syncom Blocker Seller and/or the Baralonco Blocker Seller.

“Blocker Shares” means all shares of capital stock or other equity interests in any Blocker Entity.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cash Available for Distribution” means, in the case of a Blocker Entity at any time, the excess of any cash or cash equivalents held by such Blocker Entity over all liabilities that would be properly reflected on a balance sheet of such Blocker Entity at such time prepared in accordance with GAAP.

“Cash Pro-Rata Share” means, with respect to each Seller, the percentage set forth next to such Seller’s name on Exhibit A, as the same may be amended upon the agreement of the Sellers who are affected by such amendment (without consent of Parent) prior to the occurrence of Special Tax Distribution that results in a Special Tax Distribution Shortfall.

“Closing Date” means the date on which the Closing actually occurs.

“Code” means the Internal Revenue Code of 1986.

“Communication Laws” means the Communications Act of 1934 and the orders, decisions, notices and policies promulgated by the FCC pursuant thereto, all as may be amended from time to time.

“Company Intellectual Property Rights” means the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights.

“Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Iridium Holdings LLC as in effect on the date hereof.

“Company Material Adverse Effect” means a material adverse effect on (i) the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under or to consummate the transactions contemplated by this Agreement; except any such effect resulting from or arising in connection with: (A) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, financing sources, employees, revenue and profitability (other than any effect resulting from breach of representations and warranties set forth in Sections 3.04, 3.16(b), 3.18 and 4.03), (B) changes in the economy or the credit, debt, financial or capital markets, in each case, in the United States or elsewhere in the world, including changes in interest or exchange rates, (C) changes in Law, GAAP or accounting standards or the interpretation thereof, or changes in general legal, regulatory or political conditions, (D) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (E) earthquakes, hurricanes, tornados or other natural disasters, (F) any failure, in and of itself, to meet any internal or public projections, forecasts or estimates of revenue, capital expenditures or earnings or the issuance of revised projections that are not as optimistic as those in existence as of the date hereof; provided that the underlying causes of any such failure or issuance may be taken into consideration in determining whether such material adverse effect has occurred, or (G) changes affecting the industries generally in which the Company or its Subsidiaries conduct business, except to the extent, in the case of clauses (B), (C), (D), (E) and (G), the Company and its Subsidiaries, taken as a whole, are disproportionately affected compared to other companies in the same industry.

“Company Technology” means any computer software (whether in object code or source code form), firmware, middleware, development tools, and all associated documentation owned by the Company or any of its Subsidiaries or licensed to the Company or any of its Subsidiaries.

“Convertible Note” means the Convertible Subordinated Promissory Note of the Company attached as Exhibit A to the Note Purchase Agreement.

“Damages” means any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto).

“Environmental Laws” means any Law or any legally binding agreement with any Governmental Authority or other third party, relating to the protection of the environment, or to the discharge, release, use, recycling, labeling, treatment, storage, disposal or handling of any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, chemicals, wastes or materials or, to the extent relating to exposure to any such substances, chemicals, wastes or materials, to human health and safety.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals, registrations and other similar authorizations of Governmental Authorities required by

Environmental Laws for the current conduct of the business of the Company or any of its Subsidiaries.

“Equity Interests” means the Interests and the Blocker Shares, and each of them, an “Equity Interest”.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any Person means any other Person that, together with such Person, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“FCC” means the Federal Communications Commission of the United States of America, including its bureaus, offices and divisions, or any Governmental Authority succeeding to the functions of such commission in whole or in part.

“FCC Consent” means any order of the FCC granting in all material respects any application filed with the FCC (including the FCC Consent Application) without the imposition of any conditions that would reasonably be expected to result in a Company Material Adverse Effect or a Parent Material Adverse Effect.

“FCC Consent Application” means any application, petition, motion, request or other filing with the FCC for its consent to the transactions contemplated hereby with respect to any FCC License or pending application therefor (including any petition, request or other application to the FCC to approve, if necessary, aggregate foreign ownership in the Company in excess of 25%).

“FCC Licenses” means the FCC licenses for the satellite space stations and earth stations, and any other licenses, permits or other authorizations (including those for special temporary authority under the Communications Laws) issued to the Company or any Subsidiary of the Company by, or pending before, the FCC in connection with the operation or planned operation of the Company’s and its Subsidiaries’ business, including any operational requirements contained in such licenses or other authorizations.

“Foreign Permits” means all licenses, permits, construction permits, approvals, concessions, franchises, certificates, consents, qualifications, registrations, privileges and other authorizations and other rights issued by any non-United States Governmental Authority to the Company or any Subsidiary of the Company currently in effect and used or useful in connection with the operation or planned operation of the Company’s and its Subsidiaries’ business, including any operational requirements contained in such licenses or other authorizations.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis; provided, however, that with respect to any references to the financial statements of Baralonco Blocker for periods commencing on or after January 1, 1990, GAAP shall mean International Auditing Standards issued by the International Federation of Accountants.

“Governmental Authority” means any court, administrative agency or commission or other federal, state, local or foreign governmental or regulatory authority, agency, body, instrumentality or official.

“Greenhill Noteholder” means Greenhill & Co. Europe Holdings Limited.

“Hazardous Substances” means any pollutant, contaminant or waste or any toxic, radioactive, ignitable, corrosive or reactive substance, waste, chemical or material, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos or asbestos-containing materials and any substance, waste or material regulated as hazardous, toxic or any other term of similar import under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Initial Business Combination” has the meaning set forth in the Parent Certificate of Incorporation.

“Intellectual Property Rights” means all worldwide (i) inventions, whether or not patentable; (ii) patents and patent applications; (iii) trademarks, service marks, trade dress, logos, Internet domain names and trade names, whether or not registered, and all goodwill associated therewith; (iv) rights of publicity and other rights to use the names and likeness of individuals; (v) copyrights and related rights, whether or not registered; (vi) mask works; (vii) computer software, data, databases, files, and documentation and other materials related thereto; (viii) trade secrets and confidential, technical and business information; (ix) all rights therein provided by bilateral or international treaties or conventions; and (x) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Interests” means the Class A Units and the Class B Units (as defined in the Company LLC Agreement).

“IPO” means the initial public offering of Parent, effected on February 21, 2008.

“IPO Shares” means the shares of Parent Stock issued in the IPO.

“ITAR” means the International Traffic in Arms Regulation, 22 CFR Parts 120-130.

“knowledge” of any Person that is not an individual means the knowledge of such Person’s senior officers after reasonable inquiry of the senior officer with primary responsibility for the matter in question.

“Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended, unless expressly specified otherwise.

“Licensed Intellectual Property Rights” means any Intellectual Property Rights owned by a third party that either the Company or one of its Subsidiaries has a right to use, exploit or practice by virtue of a license grant, immunity from suit or otherwise.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Majority Interest” means, in the case of a group of Sellers, Sellers holding (directly or indirectly) Interests having a majority of the voting power of the Interests that may be voted on matters before the members of the Company under the Company LLC Agreement immediately prior to the closing of the transactions to be consummated on the Closing Date.

“Member” means any Person owning Interests.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Note Purchase Agreement” means the Purchase Agreement dated as of the date hereof between the Company and the Greenhill Noteholder.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned by the Company or any Subsidiary of the Company.

“Parent Balance Sheet” means the audited consolidated balance sheet of Parent as of February 21, 2008.

“Parent Balance Sheet Date” means February 21, 2008.

“Parent Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Parent.

“Parent Material Adverse Effect” means a material adverse effect on (i) the financial condition, business, assets or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) the ability of Parent to perform its obligations under or to consummate the transactions contemplated by this Agreement; except any such effect resulting from or arising in connection with: (A) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, financing sources, employees, revenue and profitability (other than any effect resulting from the breach of representations and warranties set forth in Section 5.04), (B) changes in the economy or the credit, debt, financial or capital markets, in each case, in the United States or elsewhere in the world, including changes in interest or exchange rates, (C) changes in Law, GAAP or accounting standards or the interpretation thereof, or changes in general legal, regulatory or political conditions, (D) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (E) earthquakes, hurricanes, tornados or other natural disasters, (F) any failure, in and of itself, to meet any internal or public projections, forecasts or estimates of revenue, capital expenditures or earnings or the issuance of revised projections that are not as optimistic as those in existence as of the date hereof; provided that the underlying causes of any such failure or issuance may be taken into consideration in determining whether such material adverse effect has occurred, or (G) changes affecting the industries generally in which Parent and its Subsidiaries conduct their business, except to the extent, in the case of clauses (B), (C), (D), (E) and (G), Parent and its Subsidiaries, taken as a whole, are disproportionately affected compared to other companies in the same industry.

“Parent Ownership Tax Period” means any 2008-10 Pre-Closing Tax Period for which the corresponding Tax Return has not been filed prior to the Closing Date.

“Parent Plan” means the long-term equity incentive plan for Company’s officers, directors, employees and consultants to be agreed upon by the Company and Parent prior to the Closing Date, and as approved and adopted by the stockholders of Parent.

“Parent SEC Documents” means all of Parent’s reports, statements, schedules and registration statements filed with the SEC.

“Parent Stock” means the common stock, $0.001 par value, of Parent.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pre-Closing Blocker Tax Return” means any Tax Return of any Blocker Entity with respect to any Pre-Closing Tax Period that has not been filed prior to the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

“Pre-Closing Tax Liability” means a liability for any Tax imposed upon a Blocker Entity for any Pre-Closing Tax Period.  In the case of a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (y) in the case of any Taxes based upon or related to gross income, net income, gross receipts, sales receipts, or use receipts (“Revenue Taxes”), be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date, and (z) in the case of any Tax other than a Revenue Tax, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period.  Pre-Closing Tax Liability shall not include any liability for any federal, state or local income Tax (other than any branch profits tax)  imposed upon a Blocker Entity by reason of (i) the treatment of a distribution by the Company of such Blocker Entity’s share of the proceeds of the Convertible Note as a sale of a portion of such Blocker Entity’s Interests or (ii) any excess on or after the Closing Date of (A) such Blocker Entity’s share (as determined under Section 752 and applicable regulations thereunder) of the liabilities of the Company over (B) such Blocker Entity’s adjusted tax basis in its Interests.

“2008-10 Pre-Closing Tax Periods” means all Pre-Closing Tax Periods ending after December 31, 2007 that are not Parent Ownership Tax Periods.

“Public Stockholder” means each holder of IPO Shares.

“Purchased Shares” means the shares of Parent Stock to be acquired by the Sellers hereunder.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Sellers’ Committee” means a committee consisting of a designee appointed by the Baralonco Blocker, whose designee shall initially be Steven B. Pfeiffer, and a designee appointed by the Syncom Blocker and Syndicated Communications Inc., whose designee shall initially be Terry L. Jones.

“Senior Loan Facilities” mean (i) the First Lien Credit Agreement between the Company, Iridium Satellite LLC and the other parties named therein dated as of July 27, 2007 and (ii) the Second Lien Credit Agreement between the Company, Iridium Satellite LLC and the other parties named therein dated as of July 27, 2006.

“Special Tax Distribution Shortfall” means that amount equal to the difference between $37,900,000 and the sum of (x) Special Tax Distributions, to the extent such distributions have been paid or declared on or prior to the Closing and (y) any payments and expenses incurred in connection with such Special Tax Distributions (including consent fees and other fees payable to the lenders under the Senior Loan Facilities in connection with any consents or waivers under such Senior Loan Facilities obtained on or after the date hereof).

“Stock Buyer” means any Seller acquiring any of the Purchased Shares.

“Stock Pro-Rata Share” Stock Pro-Rata Share" means (i) with respect to each Seller (other than the Greenhill Noteholder), the percentage set forth next to such Seller's name on Exhibit A and (ii) with respect to the Greenhill Noteholder, assuming the Convertible Note has been issued prior to the Closing and is being converted in connection therewith, the number of shares of Parent Stock set forth opposite the Greenhill Noteholder's name on Exhibit A.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.  For purposes of this Agreement, each of Iridium Carrier Holdings LLC (“Carrier Holdings”), Iridium Carrier Services LLC (“Carrier Services”), Iridium Satellite, LLC (“Iridium Satellite”) and Iridium Constellation, LLC (“Iridium Constellation”) shall be considered a Subsidiary of the Company.

“Syncom Blocker Seller” means the Seller of the shares of Syncom Blocker.

“Tax” means (i) any and all federal, state, provincial, local, foreign and other tax, levy, fee, impost, duty or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (a “Tax Authority”), and any liability for any of the foregoing as transferee and (ii) in the case of Parent, the Company, any Subsidiary of the Company, or any Blocker Entity, any liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group.

“Transaction Documents” means this Agreement, the Registration Rights Agreement, the Pledge Agreement and any and all other agreements and documents required to be delivered by any party hereto prior to or at the Closing pursuant to the terms of this Agreement.

“Trust Account” means the trust account established by Parent in connection with the consummation of the IPO and into which Parent deposited a designated portion of the net proceeds from the IPO.

“Trust Agreement” means the agreement pursuant to which Parent has established the Trust Account.

(b)           Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Agreement	Preamble
Allocation	2.03
Baralonco Release Date	10.02
Blocker Entity Securities	4.07(b)(ii)
Blocker Settlement Date	10.02
Capex/R&D Budget	6.01
Closing	2.02
Company	Preamble
Company Disclosure Schedule	Article 3
Company Securities	3.05(b)
Confidentiality Agreement	6.02(a)
Contribution	6.05
Costs	8.09(c)
Employee Plans	3.23(a)
End Date	11.01(b)(i)
Exon-Florio Amendment	8.14(a)
Foreign Applications	8.14(c)
Indemnified Party	10.03
Indemnifying Party	10.03
Initial Business Combination	5.01

International Plan	3.23(l)
Organizational Documents	5.01
Parent	Preamble
Parent Board Recommendation	5.02(c)
Parent Committee	8.11
Parent Contracts	5.18(a)
Parent Disclosure Schedule	Article 5
Parent Indemnified Parties	10.02
Parent Plan Grant	7.03
Parent Proxy Statement	5.09
Parent Stockholder Approval	5.02(b)
Parent Stockholder Meeting	5.02(b)
Parent Warrant	5.05(a)
Permits	3.18
Permitted Liens	3.15(a)(iii)
Pledge Agreement	9.02(c)
Pro Rata Share of Tax Benefit Payments	2.04(a)
Registration Rights Agreement	9.02(b)
Section 754 Election	2.04(b)
Seller	Preamble
Sellers	Preamble
Special Tax Distribution	6.01(b)
Subsidiary Securities	2.04(b)
Tax Payment Date	2.04(a)
Tax Returns	2.04(b)
Transfer Taxes	2.04(b)
Units	Preamble
WARN	2.04(b)

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

PURCHASE AND SALE

Section 2.01.  Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, each Seller agrees to sell to Parent, and Parent agrees to purchase from such Seller, at the Closing, all Equity Interests held by such Seller as set forth opposite such Seller’s name on Schedule 2.01. The aggregate purchase price for the Equity Interests is the Aggregate Consideration, which shall be paid as provided in Section 2.02.

Section 2.02.  Closing.  The closing (the “Closing”) of the purchase and sale of the Equity Interests hereunder shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, as soon as possible, but in no event later than 5 Business Days, after satisfaction of the conditions set forth in Article 9, or at such other time or place as Parent and the Company may agree.  At the Closing:

(a)  Except as provided in Section 2.02(b), Parent shall deliver to each Seller (i) its Stock Pro-Rata Share of the Aggregate Stock Consideration, which, at Parent’s option, shall be in stock certificates or uncertificated book-entry form, and (ii) its Cash Pro-Rata Share of the Aggregate Cash Consideration in immediately available funds by wire transfer to an account of such Seller with a bank designated by such Seller, by notice to Parent, which notice shall be delivered not later than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of such Seller in such amount).

(b)  Parent shall retain, as contemplated by the Pledge Agreement, the certificates representing shares of Parent Stock otherwise deliverable to the Sellers of the Blocker Shares, all as set forth on Schedule 2.02.

(c)  Each Seller shall deliver to Parent certificates (if any) for its Equity Interests duly endorsed or accompanied by stock powers duly endorsed in blank (or other similar instruments as appropriate), with any required transfer stamps affixed thereto or shall otherwise execute such documents and instruments as may be necessary or useful to transfer such Seller’s Equity Interests to Parent.

Section 2.03.  Purchase Price Allocation.  Parent shall allocate for federal income tax purposes the Aggregate Consideration paid for the Interests in accordance with Section 755 of the Code and applicable Treasury Regulations thereunder.  The Sellers’ Committee shall review such Allocation and provide any objections to Parent within 30 days after the receipt thereof.  If the Sellers’ Committee raises any objection to the Allocation, the parties will negotiate in good faith to resolve such objection(s).  If the Sellers’ Committee and Parent are unable to agree on the Allocation within 15 days after the Sellers’ Committee raises such objections, they shall request the Accounting Referee, to decide any disputed items.  Parent and the Sellers’ Committee shall cooperate in the filing of any forms (including, e.g., Form 8308 and compliance with Treas. Reg. 1.743-1(k), as applicable) with respect to the Allocation.

Section 2.04.  Tax Benefits Payment.  (a)  In addition to the Aggregate Consideration but subject to Section 2.04(b), Parent agrees to pay to each Seller (other than the Sellers of Blocker Shares) an amount in cash equal to such Seller’s allocable portion as set forth in Schedule 2.04 of an aggregate of $30 million (the “Pro-Rata Share of Tax Benefit Payments”) on the date which is 90 days after the Closing Date (the “Tax Payment Date”).

(b)  Parent’s obligation to make the payments pursuant to Section 2.04(a) shall be subject to the Company having in effect a valid election under Section 754 of the Code with respect to the Company’s taxable year in which the Closing occurs (the “Section 754 Election”).

(c)  Under this Section 2.04, any cash payments by Parent shall be made in immediately available funds by wire transfer to an account of a Seller with a bank designated by such Seller, by notice to Parent, which notice shall be delivered not later than two Business Days prior to the Tax Payment Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of such Seller in an amount equal to such Seller’s Pro-Rata Share of Tax Benefit Payments).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule (with reference to the section or subsection of this Agreement to which the information stated in such disclosure schedule relates; provided that any fact, matter or condition disclosed in any section or subsection of such disclosure schedule in such a way as to make its relevance to another section or subsection of such disclosure schedule that relates to a representation or representations made elsewhere in Article 3 of this Agreement reasonably apparent shall be deemed to be an exception to such representation or representations notwithstanding the omission of a reference or cross reference thereto) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent as of the date hereof and as of the Closing Date that:

Section 3.01.  Existence and Power.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.  The Company is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect.  The Company has heretofore delivered to Parent true and complete copies of the organizational documents of the Company as currently in effect.

Section 3.02.  Authorization.   The execution, delivery and performance by the Company of this Agreement and the other Transactions Documents to which it is party and the consummation of the transactions contemplated hereby and thereby are within the Company’s powers and have been duly authorized by all necessary action on the part of the Company and the Members.  This Agreement and the other Transactions Documents to which it is party constitutes, and will constitute when executed, and assuming the due authorization, execution and delivery hereof and thereof by Parent, valid and binding agreements of the Company.

Section 3.03.  Governmental Authorization.    The execution, delivery and performance by the Company of this Agreement and the other Transactions Documents to which it is party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act, (ii) FCC Consent with respect to the FCC Consent Application, (iii) any notices required to be given to U.S. security agencies under network security understandings, (iv) the consents and approvals set forth on Schedule 3.03 and (v) such actions or filings, if not made, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.04.  Noncontravention.   The execution, delivery and performance by the Company of this Agreement and the other Transactions Documents to which it is party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the organizational documents of the Company or any Subsidiary of the Company, (ii) assuming compliance with the matters referred to in Section 3.03, violate any Law, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary of the Company or to a loss of any benefit to which the Company or any Subsidiary of the Company is entitled under any provision of any agreement or other instrument binding upon the Company or any Subsidiary of the Company or (iv) result in the creation or imposition of any Lien on any material asset of the Company or any Subsidiary of the Company, except for such violations, consents, actions, defaults, rights, breaches, conflicts, terminations, cancellations, impositions, modifications or accelerations referred to in clauses (ii), (iii) and (iv) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.05.  Capitalization.   (a)  The capitalization of the Company consists of the Interests set forth on Schedule 3.05(a).

(b)  All Interests have been duly authorized and validly issued and are fully paid and non assessable.  Except as set forth in Schedule 3.05, there are no outstanding (i) units of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for units of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in Sections 3.05(b)(i), 3.05(b)(ii) and 3.05(b)(iii) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Company Securities.

Section 3.06.  Ownership of Interests.   All of the Interests are owned by the Members in the respective amounts set forth in Schedule 3.06.

Section 3.07.  Subsidiaries.   (a)  Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business as a foreign limited liability company or corporation and is in good standing in each jurisdiction where such qualification is necessary, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  All Subsidiaries of the Company and their respective jurisdictions of organization are identified on Schedule 3.07.

(b)  All of the outstanding capital stock or other voting securities of each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities).  There are no outstanding (i) securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any Subsidiary of the Company, or other obligation of the Company or any Subsidiary of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary of the Company (the items in Sections 3.07(b)(i) and 3.07(b)(ii) being referred to collectively as the “Subsidiary Securities”).  There are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

Section 3.08.  Financial Statements.  (a) The audited consolidated balance sheets as of December 31, 2005, 2006 and 2007 and the related audited consolidated statements of income and cash flows for each of the years ended December 31, 2005, 2006 and 2007 of the Company and its Subsidiaries fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

(b)  The unaudited consolidated balance sheets as of June 30, 2008 and the related unaudited consolidated statements of income and cash flows for the period ending thereon of the Company and its Subsidiaries fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto (if any) and subject to normal year-end adjustments in amounts consistent with past experience and the absence of footnotes), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the period then ended.

Section 3.09.  Absence of Certain Changes.   Since the Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

(a)  any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)  any amendment of the Company LLC Agreement, the articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) of the Company or any Subsidiary of the Company;

(c)  any splitting, combination or reclassification of any Interests or shares of capital stock of any Subsidiary of the Company or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or any Subsidiary of the Company, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Subsidiary Securities;

(d)  (i) any issuance, delivery or sale, or authorization of  the issuance, delivery or sale of, any units of any Company Securities or Subsidiary Securities, other than the issuance of Subsidiary Securities to the Company or any other Subsidiary of the Company or (ii) amendment of any term of any Company Security or any Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(e)  any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, by the Company or any Subsidiary of the Company of any material assets, securities, material properties or businesses, other than in the ordinary course of business of the Company and its Subsidiaries in a manner consistent with past practice;

(f)  any sale, lease or other transfer, or creation or incurrence of any Lien (other than Permitted Liens) on, any material assets, securities, material properties or businesses of the Company or any Subsidiary of the Company, other than  in the ordinary course of business consistent with past practice;

(g)  the making by the Company or any Subsidiary of the Company of any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(h)  the creation, incurrence, assumption or sufferance to exist by the Company or any Subsidiary of the Company of any indebtedness for borrowed money or guarantees thereof other than under the Senior Loan Facilities and the Convertible Note;

(i)  any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary of the Company that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(j)  the entering into of any agreement or arrangement that limits or otherwise restricts in any material respect the Company, any Subsidiary of the Company or any of their respective Affiliates or any successor thereto or that would reasonably be expected to, after the Closing Date, limit or restrict in any material respect the Company, any Subsidiary of the Company, Parent or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person or, except in the ordinary course of business consistent with past practice, waiver, release or assignment of any material rights, claims or benefits of the Company or any Subsidiary of the Company;

(k)  except as required by Law or any Employee Plan, (i) the grant or increase of any severance or termination pay to (or amend any existing arrangement with) any director or officer of the Company or any Subsidiary of the Company, (ii) any increase in benefits payable under any existing severance or termination pay policies or employment agreements in respect of any director or officer of the Company or any Subsidiary of the Company, (iii) the entering into of any employment, deferred compensation or other similar agreement (or amendment of any such existing agreement) with any director or officer of the Company or any Subsidiary of the Company, (iv) the establishment, adoption or amendment of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director or officer of the Company or any Subsidiary of the Company or (v) any increase in compensation, bonus or other benefits payable to any director or officer of the Company or any Subsidiary of the Company, in each case, other than in the ordinary course of business consistent with past practice;

(l)  any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary of the Company, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(m)  any change in the Company’s methods of accounting, except as required by concurrent changes in GAAP as agreed to by its independent public accountants; or

(n)  any settlement, or offer or proposal to settle, of (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any Subsidiary of the Company before any arbitrator or Governmental Authority or (ii) any litigation, arbitration or proceeding that relates to the transactions contemplated hereby before any arbitrator or Governmental Authority.

(o)  any material restrictions or limitations imposed on the FCC Licenses or Foreign Permits, or any revocation, non-renewal, suspension or adverse modification of a material FCC License or a material Foreign Permit.

Section 3.10.  No Undisclosed Material Liabilities.  There are no liabilities of the Company or any Subsidiary of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a)  liabilities provided for in the Balance Sheet or disclosed in the notes thereto;

(b)  liabilities set forth in Schedule 3.10; and

(c)  other undisclosed liabilities which, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole.

Section 3.11.  Intercompany Accounts.   Schedule 3.11 contains a complete list of all intercompany balances as of the Balance Sheet Date between each Member and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand.  Since the Balance Sheet Date there has not been any accrual of liability by the Company or any Subsidiary of the Company to any Member or any of its Affiliates or other transaction between the

Company or any Subsidiary of the Company and any Member and any of its Affiliates, except with respect to the period prior to the date of this Agreement, in the ordinary course of business of the Company and its Subsidiaries consistent with past practice, and thereafter, as provided in Schedule 3.11.

Section 3.12.  Material Contracts.   (a)  As of the date hereof, neither the Company nor any Subsidiary of the Company is a party to or bound by:

(i)  any lease (whether of real or personal property) providing for annual rentals of $500,000 or more;

(ii)  any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company and its Subsidiaries of $1,000,000 or more or (B) aggregate remaining payments by the Company and its Subsidiaries of $5,000,000 or more;

(iii)  any sales, distribution, dealer, sales representative, marketing, license or other similar agreement providing for the sale by the Company or any Subsidiary of the Company of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to the Company and its Subsidiaries of 1,000,000 or more or (B) aggregate remaining payments to the Company and its Subsidiaries of $5,000,000 or more;

(iv)  any partnership, joint venture or other similar agreement or arrangement;

(v)  any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(vi)  any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $5,000,000 and which may be prepaid on not more than 30 days’ notice without the payment of any penalty and (B) entered into subsequent to the date of this Agreement as permitted by Section 6.01;

(vii)  any option, franchise or similar agreement;

(viii)  any agreement that limits the freedom of the Company or any Subsidiary of the Company to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company, Parent or any of their respective Subsidiaries and Affiliates after the Closing Date (excluding an Employee Plan); or

(ix)  any agreement with (A) any Member or any of its Affiliates, (B) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of any Member (if not an individual) or any of its Affiliates, (C) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by any Member or any of its Affiliates or (D) any director or officer of the Company, any Subsidiary of the

Company, any Member (if not an individual) or any of their respective Affiliates or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or officer.

(b)  Each agreement, contract, plan, lease, arrangement or commitment disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Section is a valid and binding agreement of the Company or a Subsidiary of the Company, as the case may be, and is in full force and effect, and none of the Company, any Subsidiary of the Company or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder, in each case, except as would not reasonably be expected to have a Company Material Adverse Effect.  True and complete copies of each such agreement, contract, plan, lease, arrangement or commitment have been delivered to Parent.

Section 3.13.  Litigation.  There is no material action, suit, investigation or proceeding pending against, or to the knowledge of the Company, threatened against, the Company or any Subsidiary of the Company or any of their respective properties before any arbitrator or any Governmental Authority.

Section 3.14.  Compliance with Laws and Court Orders.  Except for such failures to comply, and notices, actions and assertions concerning such failures to comply, that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or have a material adverse impact on the ability of the Company or any of its Subsidiaries to consummate the transaction contemplated by this Agreement since December 31, 2004: (i) the Company and each of its Subsidiaries has conducted its business in material compliance with all Laws and (ii) no notice, action, or assertion has been received by the Company or any of its Subsidiaries or , to the knowledge of the Company, has been filed, commenced or threatened against the Company or any of its Subsidiaries alleging any violation of any Law applicable to them or by which their respective properties are bound or affected.

Section 3.15.  Properties.  (a)   The Company and its Subsidiaries have good and marketable title to, or in the case of leased property and assets have valid leasehold interests in, all material property and material assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold or disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practices.  None of such material property or material assets is subject to any Lien, except:

(i)  Liens disclosed on the Balance Sheet;

(ii)  Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet); or

(iii)  Liens which do not materially detract from the value or materially interfere with any present or intended use of such property or assets (clauses (i) - (iii) of this Section 3.15(a) are, collectively, the “Permitted Liens”).

(b)  There are no developments affecting any such property or assets pending or, to the knowledge of the Company threatened, which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all leases of such real property and personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default.

(d)  Except as would not reasonably be expected to have a Company Material Adverse Effect, the plants, buildings, structures and equipment owned by the Company or any Subsidiary of the Company have no defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry, are adequate and suitable for their present uses (in each case giving due account to the age and length of use of same, ordinary wear and tear excepted).

(e)  The material tangible property and material tangible assets owned or leased by the Company or any Subsidiary of the Company, or which they otherwise have the right to use, constitute all of the material tangible property and material tangible assets used or held for use in connection with the businesses of the Company or any Subsidiary of the Company and are adequate to conduct such businesses as currently conducted.

Section 3.16.  Intellectual Property.  (a)  Schedule 3.16(a) contains a true and complete list of all registrations or applications for registration included in the Owned Intellectual Property Rights.

(b)  The Company Intellectual Property Rights constitute all of the Intellectual Property Rights necessary to the conduct of the business of the Company and its Subsidiaries as currently conducted.  There exist no material restrictions on the disclosure, use, license or transfer of any Owned Intellectual Property Rights or Company Technology owned by the Company or any of its Subsidiaries.  The consummation of the transactions contemplated by this Agreement will not, in and of itself, alter, encumber, impair or extinguish the rights of the Company or its Subsidiaries in any material Company Intellectual Property Rights or material Company Technology.

(c)  Neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person in any material respect. Except as would not reasonably be expected to have a Company Material Adverse Effect, there is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened in writing (including invitations to take a patent license to avoid a claim of infringement) against, the Company or any of its Subsidiaries (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the

Company Intellectual Property Rights or the Company Technology, (ii) alleging that the use of the Company Intellectual Property Rights or the Company Technology or any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any third party or (iii) alleging that the Company or any of its Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person.

(d)  No material Owned Intellectual Property Rights have been adjudged invalid or unenforceable in whole or part, and, to the knowledge of the Company, all material Owned Intellectual Property Rights are valid and enforceable.  The Company and its Subsidiaries hold (i) all right, title and interest in and to all material Owned Intellectual Property Rights and the material Company Technology owned by the Company or any of its Subsidiaries, and (ii) the right to use all material Licensed Intellectual Property Rights and the material Company Technology licensed or leased by the Company or any of its Subsidiaries, in each case free and clear of any Lien (other than Permitted Liens).  The Company and its Subsidiaries have taken all reasonable actions necessary to maintain and protect their rights in all material Company Intellectual Property Rights and material Company Technology.

(e)  To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any of the material Owned Intellectual Property Rights.  To the knowledge of the Company, the Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of all material Company Intellectual Property Rights and material Company Technology the value of which to the Company or any of its Subsidiaries is contingent upon maintaining the confidentiality thereof and no such Company Intellectual Property Rights or Company Technology has been disclosed other than to employees, representatives and agents of the Company or any of its Subsidiaries or others who, in all cases, are bound by written confidentiality agreements or other obligations of confidentiality.

(f)  The Company Technology operates and performs in all material respects in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted.  To the knowledge of the Company, (i) neither the Company nor any of its Subsidiaries has experienced any material defects in any material Company Technology that have not been satisfactorily resolved and (ii) no Person has gained unauthorized access to any material Company Technology.

Section 3.17.  Insurance Coverage.  The Company has furnished to Parent a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company and its Subsidiaries.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no claim by the Company or any Subsidiary of the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.  The Company and its Subsidiaries have complied fully with the terms and conditions of all such policies and bonds.  Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since December 31, 2004 and remain in full force and effect.  The

Company does not know of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.

Section 3.18.  Licenses and Permits.  (a) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have all material licenses, franchises, permits, certificates, approvals or other similar authorizations affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries necessary to conduct their business in the manner in which it is currently conducted (collectively, including all FCC Licenses and Foreign Permits, the “Permits”), (ii) the Permits are valid and in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired, (iii) neither the Company nor any Subsidiary of the Company is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iv) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.  Schedule 3.18(a) lists all of the FCC Licenses held by the Company and its Subsidiaries and describes all material pending applications filed by the Company or any Subsidiary of the Company with the FCC in connection with the operation or planned operation of the business of the Company and its Subsidiaries.  Schedule 3.18(a) lists all FCC Consent Applications.

(b)  Except for restrictions or conditions that appear on the face of the FCC Licenses or Foreign Permits, and except for restrictions or conditions that pertain to the FCC Licenses under generally applicable rules of the FCC, including those pertaining to satellite and common carrier radio licenses, and except as set forth in Schedule 3.18(b), to the Company’s knowledge no FCC License or Foreign Permit held by the Company or any Subsidiary of the Company is subject to any restriction or condition which would limit the operation of the Company’s and its Subsidiaries’ business as it is currently conducted.  Except as set forth in Schedule 3.18(b), no proceeding, inquiry, investigation or other administrative action is pending or, to the Company’s knowledge, threatened by or before the FCC or any applicable non-United States Governmental Authority to revoke, suspend, cancel, rescind or modify any material FCC License or Foreign Permit or otherwise impair in any material respect the operation of the Company’s and its Subsidiaries’ business as it is currently conducted (other than proceedings to amend the Communications Laws or proceedings of general applicability to the satellite industry).  No application, action or proceeding is pending for the renewal of any FCC License or Foreign Permit as to which any petition to deny or objection has been filed.

Section 3.19.  Finders’ Fees.  Except for Evercore Group LLC and Fieldstone Partners, Inc., whose fees and expenses shall be paid only pursuant to the arrangements set forth on Schedule 3.19 and will be paid by the Company, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Seller, Member, Blocker Entity or the Company or any Subsidiary of the Company who might be entitled to any fee or commission in connection with the transactions contemplated by the Transaction Documents.

Section 3.20.  Employees.   Schedule 3.20 sets forth a true and complete list of  the names, titles, annual salaries and other compensation of all officers of the Company and its Subsidiaries and all other employees of the Company and its Subsidiaries whose annual base salary exceeds $300,000.

Section 3.21.  Labor Matters.  (a)  Except as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, the Company and its Subsidiaries are in compliance with all Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.  Except as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, there is no unfair labor practice complaint pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company before the National Labor Relations Board.

(b)  (A) neither the Company nor any of its Subsidiaries has effectuated either (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (“WARN”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary thereof or (ii) a “mass layoff” (as defined in WARN) affecting any site of employment or facility of the Company or any Subsidiary thereof and (B) neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar law, rule or regulation, and none of the employees of the Company or any of its Subsidiaries has suffered an “employment loss” (as defined in WARN) during the six months prior to the date hereof.

(c)  Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any union or labor organization.

Section 3.22.  Taxes .

Except as would not reasonably be expected to have a Company Material Adverse Effect:

(a)  The Company and its Subsidiaries have each timely filed (or will timely file) all returns, reports, statements and forms required to be filed under the Code or applicable state, local or foreign Tax Laws (the “Tax Returns”) for taxable years or periods ending on or before the Closing Date, and all Tax Returns when filed were true, correct and complete in all respects;

(b)  The Company and its Subsidiaries have each timely paid (or will pay) all Taxes due for such periods and has made adequate provision in accordance with GAAP for any Taxes not yet due and payable;

(c)  The US federal and state income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2003 have each been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Law, after giving effect to extensions or waivers, has expired;

(d)  No Liens for Taxes other than Permitted Liens have been filed, and no claims or adjustments are being asserted or threatened by a Governmental Authority in writing with respect to any Taxes of the Company or its Subsidiaries;

(e)  Neither the Company nor any of its Subsidiaries is subject to any outstanding Tax audit, inquiry or assessment (and no written notice of any such event has been received);

(f)  The Company and its Subsidiaries have each complied with all Laws relating to the payment and withholding of Taxes;

(g)  There has not been any Tax election or any change in any Tax election, change in annual tax accounting period, adoption of, or change in, any method of tax accounting, amendment of any Tax Return, filing of a claim for any Tax refund, entering into of any closing agreement, settlement of any Tax claim, audit or assessment, or surrender of any right to claim a Tax refund, offset or other reduction in Tax liability with respect to the Company or any of its Subsidiaries since the Balance Sheet Date;

(h)  There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the Company or any of its Subsidiaries, nor any agreement to any extension of time with respect to a Tax assessment or deficiency, and no such waivers, consents or agreements have been requested;

(i)  Neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement with any Tax Authority or any other Person with regard to Taxes, including any contract providing for the allocation or sharing of Taxes;

(j)  Neither the Company nor any of its Subsidiaries has entered into, engaged in or participated in any “reportable transaction” as described in Section 1.6011-4(b) of the Treasury Regulations (or any similar provision of applicable state or local law);

(k)  No claim has been received from a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries, as the case may be, does not file Tax Returns with respect to a particular type of Tax that the Company or any of its Subsidiaries, as the case may be, may be subject to, or liable for, that particular type of Tax in that jurisdiction.  Schedule 3.22(k) contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable or any Tax Return is filed, by or on behalf of the Company or any of its Subsidiaries;

(l)  The Company and its Subsidiaries (other than the Subsidiaries listed on Schedule 3.22(l)) are (and have been since the date of its formation) properly classified as a partnership or a disregarded entity for U.S. federal, state and local income Tax purposes; and

(m)  Neither the Company nor any related person within the meaning of Section 197(f)(9) of the Code has held or used, at any time on or prior to August 10, 1993, any Section 197 intangible described in subparagraph (A) or (B) of Section 197(d)(1) of the Code.

Section 3.23.  Employee Plans.    (a)  Schedule 3.23(a) contains a correct and complete list identifying each material “employee benefit plan”, as defined in Section 3(3) of ERISA, each material employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate thereof and covers any employee or former employee of the Company or any Subsidiary of the Company, or with respect to which the Company or any Subsidiary of the Company has any liability (excluding International Plans).  Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto have been furnished to Parent together, to the extent applicable, with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust.  Such plans (excluding International Plans) are referred to collectively herein as the “Employee Plans”.

(b)  None of the Company or any ERISA Affiliate thereof sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

(c)  None of the Company or any ERISA Affiliate thereof contributes to, or has in the past six years contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.

(d)  (i) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and to the Company’s knowledge, there is no reason why any such determination letter should be revoked or not be reissued, (ii) each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan, and (iii) no material events have occurred with respect to any Employee Plan that would reasonably be expected to result in payment or assessment by or against the Company of any material excise taxes under the Code.

(e)  Except as set forth in Schedule 3.23(e) or pursuant to an Employee Plan, neither the Company nor any Subsidiary of the Company has any current or projected material liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any Subsidiary of the Company, except as required to avoid excise tax under Section 4980B of the Code.

(f)  No prohibited transaction as defined by Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan, which transaction has or will cause the Company or any of its Subsidiaries, taken as a whole, to incur material liability under ERISA, the Code or otherwise, excluding transactions effected pursuant to and in compliance with any statutory or administrative exemption.

(g)  No Employee Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA, is funded by a trust or subject to Section 419 or 419A of the Code.

(h)  Each Employee Plan that is subject to Section 409A of the Code has been operated in good faith compliance with the requirements of Section 409A and the guidance issued thereunder.  Schedule 3.23(h) lists each Employee Plan that is an excess benefit plan, as defined in Section 3(36) of ERISA.

(i)  With respect to each Employee Plan, there are no material restrictions on the ability of the plan sponsor to amend or terminate such Employee Plan, and the sponsor has expressly reserved in itself the right to amend, modify or terminate any such Employee Plan.

(j)  Except as disclosed on Schedule 3.23(j), no payment made as a result of, or in connection with, the transactions contemplated by this Agreement will fail to qualify for a deduction as a result of Section 280G of the Code, or be subject to tax under Section 4999 of the Code.

(k)  Schedule 3.23(l) identifies each International Plan.  The Company has furnished to Parent copies of each International Plan.  Each International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Plan was intended to so qualify) and has been maintained in good standing with applicable Governmental Authorities.

(l)  For purposes of this Agreement, “International Plan” means any material employee benefit plan, program or arrangement presently maintained, or contributed to, by the Company or any ERISA Affiliate thereof, for the benefit of any current or former employee thereof, including any such plan required to be maintained or contributed to by any applicable law, rule or regulation of the relevant jurisdiction, which would be an Employee Plan but for the fact that such plan is maintained outside the jurisdiction of the United States.  For the avoidance of doubt, no plan maintained or administered by a Governmental Authority shall constitute an International Plan.

(m)  Except as set forth on Schedule 3.23(m), no employee or former employee of the Company or any Subsidiary of the Company will become entitled to any material bonus, retirement, severance or job security or similar benefit, or the enhancement of any such benefit (including acceleration of vesting or exercise of an incentive award), as a result of the consummation of the transactions contemplated by this Agreement.

(n)  There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company that would be prohibited under the Sarbanes-Oxley Act.

(o)  There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving any Employee Plan before any arbitrator or any Governmental Authority that would reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.

Section 3.24.  Environmental Matters.   (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)  no written notice, notification, demand, complaint, request for information, citation, summons or order has been received, no penalty has been assessed and no action, claim, suit, proceeding or review is pending, or to the Company’s knowledge, threatened by any Governmental Authority or other Person with respect to any matters relating to the Company or any Subsidiary of the Company and relating to or arising out of any Environmental Law or relating to the actual or alleged exposure to a Hazardous Substance.

(ii)  The Company and its Subsidiaries are and have been in compliance with all Environmental Laws and have obtained and are in compliance with all Environmental Permits; such Environmental Permits are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

(iii)  No Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on, to, from or under any property now or previously owned, leased or operated by the Company or any Subsidiary of the Company or any predecessor of the Company or any Subsidiary of the Company (including Iridium LLC) in a manner that would result in liability under any Environmental Law.

(b)  There has been no material written environmental investigation, study, audit, test, review or other written environmental analysis conducted of which the Company has possession or control in relation to any material portion of the current or prior business of the Company or any Subsidiary of the Company or any material property or facility now or previously owned, leased or operated by the Company or any Subsidiary of the Company which has not been delivered or otherwise made available to Parent prior to the date hereof.

Section 3.25.  Disclosure Documents.   The information provided by the Company for inclusion in the Parent Proxy Statement or any amendment or supplement thereto will not, at the time the Parent Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Parent and at the time the stockholders vote on adoption of this Agreement, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the disclosure schedule (with reference to the section or subsection of this Agreement to which the information stated in such disclosure schedule relates; provided that any fact, matter or condition disclosed in any section or subsection of such disclosure schedule in such a way as to make its relevance to another section or subsection of such disclosure schedule that relates to a representation or representations made elsewhere in Article 4 of this Agreement reasonably apparent shall be deemed to be an exception to such representation or representations notwithstanding the omission of a reference or cross reference thereto) delivered by the applicable Seller to Parent prior to the execution of this Agreement (as applicable, the “Seller Disclosure Schedule”),  each Seller, severally and not jointly, represents and warrants to Parent as of the date hereof and as of the Closing Date solely with respect to such Seller to Parent that:

Section 4.01.  Existence and Power.   If such Seller is not an individual, such Seller is duly organized and validly existing under the Laws of its jurisdiction of organization.

Section 4.02.  Authorization.   The execution, delivery and performance by such Seller (if not an individual) of this Agreement, the other Transaction Documents to which it is party and the consummation of the transactions contemplated hereby and thereby are within such Seller’s powers and have been duly authorized by all necessary action on the part of such Seller.  If such Seller is an individual, the execution, delivery and performance by such Seller of this Agreement, the other Transaction Documents to which it is party and the consummation of the transactions contemplated hereby and thereby requires no spousal consent.  This Agreement and the other Transaction Documents to which such Seller is a party constitutes, and will constitute when executed by such Seller, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, valid and binding agreements of such Seller.

Section 4.03.  Noncontravention.   The execution, delivery and performance by such Seller of this Agreement, the other Transaction Documents to which it is party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the organizational documents of such Seller (if not an individual) or any Blocker Entity in which such Seller owns any Blocker Shares, (ii) subject to the Company obtaining any required consents or approvals from Governmental Authorities as set forth in Section 3.03, violate any Law, (iii) with or without notice, lapse of time, or both, require any consent or other action by any Person under or constitute a breach of or default under any provision of any agreement or other instrument binding on such Seller or any Blocker Entity in which such Seller owns any Blocker Shares or (iv) result in the creation or imposition of any Lien on the Units of such Seller.

Section 4.04.  Ownership of Equity Interests.   Such Seller is the record and beneficial owner of the Equity Interests set forth opposite its name on Schedule 4.04, free and clear of any Lien (including any restriction on the right to vote, sell or otherwise dispose of such Equity Interests) other than restrictions under applicable securities Laws and those restrictions contained in the Company LLC Agreement.  By execution of this Agreement, such Seller (i) hereby consents in all respects to all of the transactions contemplated by this Agreement, the Note Purchase Agreement (including the amendment to the Company LLC Agreement contemplated thereby) and the Convertible Note and hereby waives all restrictions contained in the Company LLC Agreement or any other agreement to which such Seller is a party pertaining thereto, (ii) hereby waives any preemptive rights under the Company LLC Agreement with respect to the transactions contemplated by the Note Purchase Agreement and the Convertible Note, and (iii) hereby agrees that such Seller will cease to have any antidilution rights with respect to its Interests; provided that clause (iii) shall not apply to the Greenhill Noteholder.  Except as set forth on Schedule 4.04, none of such Equity Interests is subject to any voting trust or other agreement or arrangement with respect to the voting thereof.  Except for Equity Interests listed on Schedule 4.04, such Seller does not own any other Equity Interests.

Section 4.05.  Litigation.    There is no action, suit, investigation or proceeding pending against, or to the knowledge of such Seller threatened in writing against or affecting, such Seller or any Blocker Entity in which such Seller owns any Blocker Shares, before any court or arbitrator or any Governmental Authority or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by the Transaction Documents.

Section 4.06.  Finders’ Fees.   Except as provided by Section 3.19 hereof, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of such Seller or any Blocker Entity in which such Seller owns any Blocker Shares who might be entitled to any fee or commission in connection with the transactions contemplated by the Transaction Documents.

Section 4.07.  The Blocker Entities.

(a)  With respect to each Blocker Entity in which such Seller owns any Blocker Shares, such Blocker Entity is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.  Such Blocker Entity is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary.  Such Seller or such Blocker Entity has heretofore delivered to Parent true and complete copies of the organizational documents of such Blocker Entity as currently in effect.

(b)  With respect to each Blocker Entity in which such Seller owns any Blocker Shares:

(i)  The capitalization of such Blocker Entity consists of the Blocker Shares set forth on Schedule 4.07(b)(i).

(ii)  All Blocker Shares have been duly authorized and validly issued and are fully paid and non assessable.  Except as set forth in this Section 4.07, there are no outstanding (A) units of capital stock or voting securities of such Blocker Entity, (B) securities of such Blocker Entity convertible into or exchangeable for units of capital stock or voting securities of such Blocker Entity or (C) options or other rights to acquire from such Blocker Entity, or other obligation of such Blocker Entity to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of such Blocker Entity (the items in Sections 4.07(b)(ii)(A), 4.07(b)(ii)(B) and 4.07(b)(ii)(C) being referred to collectively as the “Blocker Entity Securities”).  There are no outstanding obligations of such Blocker Entity or any Subsidiary of such Blocker Entity to repurchase, redeem or otherwise acquire any Blocker Entity Securities.

(iii)  Since the date of its organization, such Blocker Entity has not engaged in any activity other than the ownership of the Interests held by such Blocker Entity.

(iv)  Other than the liabilities set forth on Schedule 4.07(b)(iv) and liabilities for Taxes (representations and warranties with respect to Taxes being provided exclusively in Section 4.07(c)), there are no liabilities of such Blocker Entity of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could result in such a liability.

(v)  Such Blocker Entity has not violated, and to the knowledge of such Seller, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Law.

(c)  With respect to Taxes of each Blocker Entity in which such Seller owns any Blocker Shares, except as set forth in Section 4.07(c) of such Blocker Entity Disclosure Schedule:

(i)  Such Blocker Entity has timely filed (or will timely file) all material Tax Returns for taxable years or periods ending on or before the Closing Date, and all Tax Returns when filed were true, correct and complete in all material respects;

(ii)  Syncom Blocker has timely paid (or will timely pay) all of its Taxes (including estimated Tax payments) for all Pre-Closing Tax Periods;

(iii)  Baralonco Blocker has timely paid (or will timely pay) all of its Taxes (including estimated Tax payments) for all Pre-Closing Tax Periods (taking into account Tax withholding amounts withheld by the Company);

(iv)  The income and franchise Tax Returns of such Blocker Entity through the Tax year ended December 31, 2003 have each been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Law of underpayments of Tax for such years, after giving effect to extensions or waivers, has expired;

(v)  No Liens for Taxes other than Permitted Liens have been filed, and no material claims or adjustments are being asserted or threatened by a Governmental Authority in writing with respect to any Taxes of such Blocker Entity;

(vi)  Such Blocker Entity is not subject to any material outstanding Tax audit, inquiry or assessment (and no written notice of any such event has been received);

(vii)  Such Blocker Entity has materially complied with all Laws relating to the payment and withholding of Taxes;

(viii)  There has not been any material Tax election or any change in any material Tax election, change in annual tax accounting period, adoption of, or change in, any method of tax accounting, amendment of any Tax Return, filing of a claim for any material Tax refund, entering into of any material closing agreement, settlement of any material Tax claim, audit or assessment, or surrender of any right to claim a material Tax refund, offset or other reduction in Tax liability since the Balance Sheet Date;

(ix)  There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of such Blocker Entity, nor any agreement to any extension of time with respect to a Tax assessment or deficiency, and no such waivers, consents or agreements have been requested;

(x)  Such Blocker Entity is not a party to any agreement or arrangement with any Tax Authority or any other Person with regard to Taxes, including, any contract providing for the allocation or sharing of Taxes;

(xi)  Such Blocker Entity has not entered into, engaged in or participated in any “reportable transaction” as described in Section 1.6011-4(b) of the Treasury Regulations (or any similar provision of applicable state or local law);

(xii)  No material claim has been received from a Tax Authority in a jurisdiction where such Blocker Entity does not file Tax Returns with respect to a particular type of Tax that such Blocker Entity may be subject to, or liable for, that particular type of Tax in that jurisdiction.  Schedule 4.07(c) contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable or any Tax Return is filed, by or on behalf of such Blocker Entity; and

(xiii)  Such Blocker Entity is (and has been since the date of its formation) properly classified for U.S. federal, state and local income Tax purposes (x) in the case of Syncom Blocker, as a domestic corporation and (y) in the case of Baralonco Blocker, as a foreign corporation.

Section 4.08.  Purchase for Investment.  Such Seller (as a Stock Buyer) is purchasing the Purchased Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.  Such Stock Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares and is capable of bearing the economic risks of such investment.  Such Stock Buyer acknowledges that it has not relied upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Parent, except as expressly set forth in this Agreement.

Section 4.09.  1933 Act Compliance.

(a)  Such Seller (as a Stock Buyer) is an “accredited investor” within the meaning of Regulation D under the 1933 Act.

(b)  Such Stock Buyer acknowledges that the Purchased Shares have not been registered under the 1933 Act and may not be offered or sold except in accordance with the registration requirements of the 1933 Act or pursuant to an exemption from the registration requirements of the 1933 Act.  Accordingly, such Stock Buyer represents and agrees that (i) it will sell the Purchased Shares only in accordance with the registration requirements under the 1933 Act, pursuant to Rule 144 under the 1933 Act (if available) or in offshore transactions pursuant to Regulation S under the 1933 Act and (ii) it has not and will not engage in any hedging transactions with regard to any Purchased Shares except in compliance with the 1933 Act.  Such Stock Buyer acknowledges that the Purchased Shares will bear a legend to the effect set forth in Section 8.12 and that Parent will be required by the terms of this Agreement to refuse to register any transfers of such Purchased Shares not made in accordance with this provision.  Such Stock Buyer further acknowledges that, except as required under the Registration Rights

Agreement, Parent is not required to file a registration statement to permit sales of the Purchased Shares on a registered basis.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in the Parent SEC Documents filed before the date of this Agreement, and except as set forth in the disclosure schedule (with reference to the section or subsection of this Agreement to which the information stated in such disclosure schedule relates; provided that any fact, matter or condition disclosed in any section or subsection of such disclosure schedule in such a way as to make its relevance to another section or subsection of such disclosure schedule that relates to a representation or representations made elsewhere in Article 5 of this Agreement reasonably apparent shall be deemed to be an exception to such representation or representations notwithstanding the omission of a reference or cross reference thereto) delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent represents and warrants to the Company and the Sellers as of the date hereof and as of the Closing Date that:

Section 5.01.  Corporate Existence and Power.   Parent is duly incorporated, validly existing and in good standing under the laws of Delaware and has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent has heretofore delivered to the Company true and complete copies of its certificate of incorporation and bylaws as currently in effect (the “Organizational Documents”).  Parent is not, and has not been, in violation of any of the provisions of its Organizational Documents.  The transaction contemplated by this Agreement, when and if consummated, will constitute an “Initial Business Combination” within the meaning of Parent’s Organizational Documents and the Parent’s Organizational Documents do not obligate Parent to liquidate or dissolve prior to February 14, 2010 as a result of Parent’s execution and delivery of this Agreement.

Section 5.02.  Authorization.  (a)  The execution, delivery and performance by Parent of this Agreement and the other Transaction Documents to which it is a party and the consummation by Parent of the transactions contemplated hereby and thereby are within the corporate powers of Parent and, except for the Parent Stockholder Approval, have been duly authorized by all necessary corporate action.  This Agreement and the other Transaction Documents to which Parent is a party constitutes, and will constitute when executed by Parent, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, valid and binding agreements of Parent.

(b)  (i) The affirmative vote of a majority of the IPO Shares voted at a duly held stockholders meeting (the “Parent Stockholder Meeting”) to approve the Initial Business Combination contemplated by this Agreement and (ii) the affirmative vote of the holders of a majority of the outstanding shares of Parent Stock (x) to amend the Parent Certificate of Incorporation in the form attached hereto as Exhibit B, (y) to adopt the Parent Plan, and (z) to approve the issuance of Parent Stock contemplated by this Agreement are the only votes of any of Parent’s capital stock necessary in connection with the consummation of the Closing; provided that holders of less than 30% of the IPO Shares vote against the consummation of the transactions contemplated by this Agreement and exercise their rights to convert their IPO Shares into cash from the Trust Account in accordance with the provisions of paragraph C of Article Sixth of Parent Certificate of Incorporation (the “Parent Stockholder Approval”).  This Agreement constitutes a valid and binding agreement of Parent.

(c)  At a meeting duly called and held, Parent’s Board of Directors (including any required committee or subgroup of the Parent’s Board of Directors) has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Parent’s stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, (iii) determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Account excluding Deferred Underwriting Compensation (as defined in the Parent Certificate of Incorporation) and (iv) resolved to recommend to stockholders adoption of this Agreement, the approval of the issuance of shares of Parent Stock hereunder, the transactions contemplated hereby, and the amendment to the Parent Certificate of Incorporation in the form attached hereto as Exhibit B (such recommendation, the “Parent Board Recommendation”).

Section 5.03.  Governmental Authorization.  The execution, delivery and performance by Parent of this Agreement and the other Transaction Documents to which it is a party and the consummation by Parent of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act, (ii) FCC Consent with respect to the FCC Consent Application, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other U.S. state or federal securities laws, (iv) any notices required to be given to U.S. security agencies under network security understandings, (v) the consents and approvals set forth on Schedule 5.03 and (vi) such actions or filings, if not made, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Effect.

Section 5.04.  Non-contravention.  The execution, delivery and performance by Parent of this Agreement and the other Transaction Documents to which it is a party and the consummation by Parent of the transactions contemplated hereby and thereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Law, (iii) assuming compliance with the matters referred to in  Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent is entitled under any provision of any agreement or other instrument binding upon Parent or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent or (iv) result in the creation or imposition of any Lien on any asset of the Parent, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05.  Capitalization.  (a)  The authorized capital stock of Parent consists of (i) 200,000,000 shares of Parent Stock and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share.  As of the date of this Agreement, there were outstanding 48,500,000 shares of Parent Stock, no shares of preferred stock, 56,500,000 warrants entitling the holder to purchase one share of Parent Stock per warrant (each, a “Parent Warrant”), and no employee stock options to purchase Parent Stock. All outstanding shares of capital stock of Parent have been duly authorized, validly issued, are fully paid and nonassessable, and were not issued in violation of any preemptive or other similar right.

(b)  Except as set forth in this Section 5.05, there are no outstanding (i) shares of capital stock or voting securities of Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (iii) options or other rights to acquire from Parent or other obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent.  There are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any of the securities referred to in clause (i), (ii) or (iii) above, other than obligations that may arise if Parent is required to pay cash from the Trust Account to stockholders who elect to have their shares so converted in accordance with the provisions of paragraph C of Article Sixth of Parent Certificate of Incorporation.

(c)  Parent Stock is quoted on the American Stock Exchange. There is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by the American Stock Exchange with respect to any intention by such entity to prohibit or terminate the quotation of such securities thereon.

(d)  The shares of Parent Stock to be issued as part of the Aggregate Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

(e)  All of the outstanding Parent Stock and Parent Warrants have been issued in compliance in all material respects with all requirements of Laws applicable to the Parent, Parent Stock and Parent Warrants.

(f)       Except as contemplated by the Transaction Documents, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other understandings to which the Parent is a party or by which the Parent is bound with respect to the Parent Stock and Parent Warrants.

(g)  Except as disclosed in Parent SEC Reports filed prior to the date of this Agreement or as expressly contemplated by this Agreement, as a result of the consummation of this transaction, no shares of capital stock, warrants, options or other securities of Parent are issuable and no rights in connection with any shares, warrants, rights, options or other securities or Parent accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 5.06.  No Subsidiaries.  Parent has no Subsidiaries.

Section 5.07. SEC Filings and the Sarbanes-Oxley Act.   (a)  As of its filing date, each Parent SEC Document complied, and each such Parent SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and 1934 Act, as the case may be.

(b)  As of its filing date, each Parent SEC Document filed pursuant to the 1934 Act did not, and each such Parent SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c)  Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(d)  Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act).  Such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared.  Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the 1934 Act.

(e)  Parent has established and maintained a system of internal controls.  Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP.

(f)  There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of Parent.  Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 5.08.  Financial Statements.  The audited consolidated statements and unaudited condensed interim financial statements of Parent included in the Parent SEC Filings fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of Parent as of the dates thereof and their results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

Section 5.09.  Disclosure Documents.   The proxy of Parent to be filed with the SEC in connection with the transactions contemplated hereby (the “Parent Proxy Statement”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act.  At the time the Parent Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Parent, and at the time such stockholders vote on adoption of this Agreement, the Parent Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 5.09 will not apply to statements or omissions in the Parent Proxy Statement or any amendment or supplement thereto based upon information furnished to Parent by the Sellers or the Company specifically for use therein.

Section 5.10.   Absence of Certain Changes.   Since Parent Balance Sheet Date, the business of Parent has been conducted in the ordinary course consistent with past practice, and there has not been:

(a)  any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b)  any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent, or any repurchase, redemption or other acquisition by Parent of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent; and

(c)  any change in any method of accounting or accounting practice by Parent, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act.

Section 5.11.  No Undisclosed Material Liabilities.   There are no liabilities or obligations of Parent of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability, other than:

(a)      liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto or in the Parent SEC Documents filed prior to the date hereof; and

(b)  other undisclosed liabilities which are, individually or in the aggregate not material to Parent.

Section 5.12.  Compliance with Laws and Court Orders.   Parent has not violated, and to the knowledge of Parent is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Law, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section  5.13.  Litigation.   There is no material action, suit, investigation or proceeding pending against, or to the knowledge of Parent, threatened against or affecting, Parent or any of its properties before any arbitrator or any Governmental Authority.

Section 5.14.  Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from Parent, Sellers or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 5.15.  Trust Account.   (a)  As of the date hereof and at the Closing Date (without giving effect to the transactions contemplated hereby), Parent has and will have no less than $400,000,000 invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in the Trust Account, less such amounts, if any, as Parent is required to pay to stockholders who elect to have their shares converted to cash in accordance with the provisions of paragraph C of Article Sixth of Parent Certificate of Incorporation.

(b) Effective as of the Closing Date, the obligations of Parent to dissolve or liquidate within the specified time period contained in the Parent Certificate of Incorporation will terminate, and effective as of the Closing Date Parent shall have no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the Closing, and following the Closing Date no Public Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Public Stockholder voted against the consummation of the transactions contemplated hereby and exercised its conversion rights in accordance with the terms of paragraph C of Article Sixth of Parent Certificate of Incorporation.

Section 5.16.  Transactions with Affiliates.  There are no contracts, agreements or transactions between Parent and any other Person of a type that would be required to be disclosed under Item 404 of Regulation S-K under the 1933 Act and the 1934 Act and no loans by Parent to any of its employees, officers or directors, or any of its Affiliates.

Section 5.17.  Taxes.  Except as set forth in Schedule 5.17:

(a)  Parent has timely filed all material Tax Returns for taxable years or periods ending on or before the Closing Date, and all Tax Returns when filed were true, correct and complete in all material respects;

(b)  Parent has timely paid (or will pay) all material Taxes due for such periods and has made adequate provision in accordance with GAAP for any Taxes not yet due and payable;

(c)  None of the income and franchise Tax Returns of Parent have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Law, after giving effect to extensions or waivers, has expired;

(d)  No Liens for Taxes other than Permitted Liens have been filed, and no material claims or adjustments are being asserted or threatened by a Governmental Authority in writing with respect to any Taxes of Parent;

(e)  Parent is not subject to any material outstanding Tax audit, inquiry or assessment (and no written notice of any such event has been received);

(f)  Parent has materially complied with all Laws relating to the payment and withholding of Taxes;

(g)  There has not been any material Tax election or any change in any material Tax election, change in annual tax accounting period, adoption of, or change in, any method of tax accounting, amendment of any Tax Return, filing of a claim for any material Tax refund, entering into of any material closing agreement, settlement of any material Tax claim, audit or assessment, or surrender of any right to claim a material Tax refund, offset or other reduction in Tax liability with respect to the Parent since the Balance Sheet Date;

(h)  There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of Parent, nor any agreement to any extension of time with respect to a Tax assessment or deficiency, and no such waivers, consents or agreements have been requested;

(i)  Parent is not a party to any agreement or arrangement with any Tax Authority or any other Person with regard to Taxes, including any contract providing for the allocation or sharing of Taxes;

(j)  Parent has not entered into, engaged in or participated in any “reportable transaction” as described in Section 1.6011 4(b) of the Treasury Regulations; and

(k)  No material claim has been received from a Tax Authority in a jurisdiction where Parent does not file Tax Returns with respect to a particular type of Tax that Parent may be subject to, or liable for, that particular type of Tax in that jurisdiction.  Schedule 5.17(k) contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable or any Tax Return is filed by or on behalf of Parent.

Section 5.18.  Contracts.

(a)  There are no contracts, agreements or obligations of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected without penalty or cost, which either (i) creates or imposes a liability greater than $50,000 or (ii) may not be cancelled without liability by Parent on thirty (30) days’ or less prior notice (the “Parent Contracts”).  All Parent Contracts are listed in Schedule 5.18(a) other than the Transaction Documents and those that are exhibits to the Parent SEC Documents filed prior to the date of this Agreement.  True, correct and complete copies of all Parent Contracts have been heretofore made available to the Company.

(b)  Neither Parent, nor any other party thereto is in breach in any respect of or in default under, and, to the knowledge of Parent, no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, in each case, except as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.19.  Employees.   There are no employees of Parent.  Schedule 5.19 sets forth a true and complete list of the names, titles, annual salaries and other compensation of all officers of Parent.

Section 5.20.  Employee Matters.

(a)  There are no current activities to organize any employees of Parent into a collective bargaining unit.

(b)  Parent does not and is not required to, and has not and has never been required to, maintain, sponsor, contribute to, or administer any pension, retirement, savings, money purchase, profit sharing, deferred compensation, medical, vision, dental, hospitalization, prescription drug and other health plan, cafeteria, flexible benefits, short-term and long-term disability, accident and life insurance plan, bonus, stock option, stock purchase, stock appreciation, phantom stock, incentive and special compensation plan or any other employee or fringe benefit plan, program or contract and does not have any liability of any kind with respect to any of the foregoing (under ERISA or otherwise).  Parent does not have any contract, plan or commitment, whether or not legally binding, to create any of the foregoing other than as contemplated by this Agreement.  Neither Parent nor any of its ERISA Affiliates has, during any time in the six-year period preceding the Closing Date, contributed to, sponsored, maintained or administered any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA or Section 412 of the Code.

(c)  The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transaction will not (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Parent; or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

Section 5.21.  Qualification.   Parent is legally, financially and otherwise qualified under the Communications Laws to own the Company and its Subsidiaries and to perform its obligations hereunder.  To Parent’s knowledge, there are no facts or circumstances relating to Parent that would, under the Communications Laws, disqualify Parent as the transferee of the FCC Licenses or the owner of the Company and its Subsidiaries.  Except as set forth in Schedule 5.21, no waiver of or exemption from any provision of the Communications Laws is necessary for FCC Consent to be obtained.  To Parent’s knowledge, there are no facts or circumstances relating to Parent that might reasonably be expected to result in the FCC’s refusal to grant FCC Consent.  Parent is legally, financially and otherwise qualified under all applicable Laws to own all Subsidiaries of the Company that are party to contracts with a Governmental Authority.  To Parent’s knowledge, there are no facts or circumstances relating to Parent that would, under applicable Law, disqualify Parent from owning any Subsidiary of the Company that is party to any contract with a Governmental Authority, that operates under U.S. government security clearances or that is registered under ITAR.

ARTICLE 6

COVENANTS OF THE COMPANY AND SELLERS

Section 6.01.  Conduct of the Company and Each Blocker Entity.   From the date hereof until the Closing Date, (x) the Company shall and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization; (ii) maintain in effect all of its Permits, including the FCC Licenses and the Foreign Permits; (iii) keep available the services of its directors, officers and key employees; (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it; (v) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable) in the ordinary course of business consistent with past practice; (vi) promptly execute any necessary applications for renewal of FCC Licenses and Foreign Permits necessary for the operation of the business of the Company and its Subsidiaries as presently conducted and use reasonable efforts to cooperate with Parent in any other respect as Parent may reasonably request in order to enhance, protect, preserve or maintain the FCC Licenses, Foreign Permits or the business of the Company and its Subsidiaries; (vii) timely file with the FCC and any applicable non-United States Governmental Authority all required reports, and pay any required annual or other regulatory fees, for the maintenance of the FCC Licenses and the Foreign Permits and the ongoing operation of the Company’s and its Subsidiaries’ business as presently conducted; (viii) deliver to Parent, within ten (10) Business Days after filing, copies of any reports, applications or responses to the FCC or any non-United States Governmental Authority related to the satellite assets owned by the Company and its Subsidiaries which are filed during the period between the date hereof and the Closing Date; (ix) operate and control the satellite assets owned by the Company and its Subsidiaries in all material respects in the ordinary course of business and in a manner consistent with past practices and otherwise in compliance in all material respects with all applicable Laws, including the Communications Laws, the FCC Licenses, the Foreign Permits and all other applicable Permits; and (x) continue to make capital expenditures materially consistent with the 2008 Capex/R&D Budget attached as Schedule 6.01(i) (the “Capex/R&D Budget”) and (y) each Blocker Entity will continue to conduct its business in the ordinary course consistent with past practice and will not engage in any activity other than the ownership of the Interests held by such Blocker Entity.  Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or in Schedule 6.01(ii), or with the prior written consent of Parent (which shall not be unreasonably withheld or delayed), the Company shall not and shall not permit any of its Subsidiaries to, and, with respect to each Blocker Entity in which a Seller owns any Blocker Shares, such Seller shall cause such Blocker Entity not to:

(a)  amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b)  split, combine or reclassify any shares of capital stock of the Company or any Subsidiary of the Company or of such Blocker Entity or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or any Subsidiary of the Company or of such Blocker Entity, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any

Company Securities or any Subsidiary Securities or securities of such Blocker Entity, provided that the Company may declare and pay distributions on the Interests of up to an aggregate of $37,900,000 (each, a “Special Tax Distribution,” and collectively, the “Special Tax Distributions”) (and each Blocker Entity may distribute such Blocker Entity’s allocable portion of any Special Tax Distribution to the Sellers that own such Blocker Entity), provided further that no Special Tax Distribution shall be paid unless any required amendment of Exhibit A hereto has been executed by the Sellers who are affected by such amendment (without consent of Parent) prior to the declaration or payment of such Special Tax Distribution, provided further that each Blocker Entity may distribute any Cash Available for Distribution at any time prior to the Closing;

(c)  (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Subsidiary Securities or securities of such Blocker Entity, other than the issuance of any Subsidiary Securities to the Company or any other Subsidiary of the Company or (ii) amend any term of any Company Security or any Subsidiary Security or any security of such Blocker Entity (in each case, whether by merger, consolidation or otherwise);

(d)  acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, securities, material properties or businesses, other than in the ordinary course of business of the Company and its Subsidiaries or of such Blocker Entity, as applicable, in each case in a manner that is consistent with past practice;

(e)  sell, lease or otherwise transfer, or create or incur any Lien on, any material assets, securities, material properties or businesses of the Company or any of its Subsidiaries or of such Blocker Entity, as applicable, in each case other than in the ordinary course of business consistent with past practice;

(f)  make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(g)  with respect to the Company and its Subsidiaries, create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof having an aggregate principal amount (together with all other indebtedness for borrowed money or guarantees thereof of the Company and its Subsidiaries) outstanding at any time greater than the sum of the Senior Loan Facilities and the Convertible Note; and, with respect to such Blocker Entity, create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof;

(h)  enter into any hedging arrangements;

(i)  enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company, any Subsidiary of the Company, such Blocker Entity or any of their respective Affiliates or any successor thereto or that would reasonably be expected to, after the Closing Date, limit or restrict in any material respect the Company, any Subsidiary of the Company, such Blocker Entity, Parent or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person or, except in the ordinary course of business consistent with past practice, otherwise waive, release or assign any material rights, claims or benefits of the Company, any of its Subsidiaries or such Blocker Entity;

(j)  except as required by any pre-existing contractual obligation expressly disclosed in the Company Disclosure Schedules, Law or any Employee Plan, (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any director or officer of the Company, any Subsidiary of the Company or such Blocker Entity, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements in respect of any director or officer of the Company, any Subsidiary of the Company or such Blocker Entity, (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director or officer of the Company, any Subsidiary of the Company or such Blocker Entity, (iv) establish, adopt or amend any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director or officer of the Company, any Subsidiary of the Company or such Blocker Entity or (v) increase material compensation, bonus or other benefits payable to any director or officer of the Company, any Subsidiary of the Company or such Blocker Entity, in each case other than in the ordinary course of business consistent with past practice;

(k)  change the Company’s or such Blocker Entity’s methods of accounting, except as required by concurrent changes in Law or GAAP;

(l)  settle, or offer or propose to settle,  (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company, any Subsidiary of the Company or such Blocker Entity before any arbitrator or Governmental Authority, (ii) any equityholder litigation against the Company, such Blocker Entity or any of their current or former officers or directors before any arbitrator or Governmental Authority or (iii) any litigation, arbitration or proceeding that relates to the transactions contemplated hereby before any arbitrator or Governmental Authority;

(m)  make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, materially amend any Tax Returns or file claims for material Tax refunds, enter any material closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(n)  apply to the FCC or any non-U.S. Governmental Authority for any license, construction permit, authorization or any modification thereto that would materially restrict the present operations of any satellite assets owned by the Company or its Subsidiaries; or

(o)  agree, resolve or commit to do any of the foregoing.

Section 6.02.  Access to Information; Confidentiality.   (a)  From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with Article 11 and subject to applicable Law, (x) each Seller will (i) give, and will cause each Blocker Entity in which it owns Blocker Shares, the Company and each Subsidiary of the Company to give, Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours, upon prior notice, to the offices, properties, books and records of each Blocker Entity in which such Seller owns Blocker Shares, the Company and the Company’s Subsidiaries, (ii) furnish, and will cause each Subsidiary of the Company to furnish, to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to each Blocker Entity in which such Seller owns Blocker Shares, the Company or any Subsidiary of the Company as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Company or any Subsidiary of the Company to cooperate with Parent in its investigation of each Blocker Entity in which such Seller owns Blocker Shares, the Company or any Subsidiary of the Company, and (y) Parent will (i) give the Company, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours, upon prior notice, to the offices, properties, books and records of Parent, (ii) furnish to the Company, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to Parent as such Persons may reasonably request, and (iii) instruct the employees, counsel and financial advisors of Parent to cooperate with the Company in its investigation of Parent.  Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and Parent, as applicable.  No investigation by any party hereto or other information received by any party hereto shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any other party hereunder.  The confidentiality agreement between Parent and the Company dated as of May 1, 2008 (the “Confidentiality Agreement”) shall survive the termination of this Agreement in accordance with its terms.  On or prior to the Closing Date, each Seller of any Blocker Entity shall deliver to Parent the minute books and all other books and records relating to such Blocker Entity as reasonably requested by Parent.

(b)  After the Closing Date, each Seller and its Affiliates will hold, and will use its reasonable best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all confidential documents and information concerning the Blocker Entities, the Company and the Company’s Subsidiaries, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by such Seller, (ii) in the public domain through no fault of such Seller or its Affiliates or (iii) later lawfully acquired by such Seller from sources other than those related to its prior ownership of Equity Interests.  The obligation of each Seller and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

Section 6.03.  Notices of Certain Events.   From the date hereof until the Closing Date each party shall promptly notify the other parties in writing of any of the following with respect to which such party obtains knowledge:

(a)  any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by the Transaction Documents;

(b)  any notice or other communication from any Governmental Authority in connection with the transactions contemplated by the Transaction Documents;

(c)  any event relating to the Company, Parent any of their respective Subsidiaries or any of their respective Affiliates, officers or directors discovered by the Company or Parent which should be set forth in a supplement to the Parent Proxy Statement; and

(d)  any material actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Company or Parent or any Subsidiary of the Company before any arbitrator or Governmental Authority.

No information received by any party pursuant to this Section 6.03 or otherwise shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any other party in this Agreement, and no such information shall be deemed to change, supplement or amend the Schedules hereto.

Section 6.04.  No Solicitation.   (a)  Each of the Company and the Sellers will not, and will cause their respective Affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any Person (other than Parent) concerning any merger, sale (directly or indirectly) of their respective Interests or assets of the Company, recapitalization or similar transaction. Each of the Company and the Sellers will, and will cause their respective Affiliates, employees, agents and representatives to, terminate any existing discussions with any Person (other than Parent) concerning any such transaction.

(b)  Parent will not, and will cause its respective Affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any Person (other than the Company) concerning any Initial Business Combination or similar transaction.  The Parent will, and will cause its respective Affiliates, employees, agents and representatives to, terminate any existing discussions with any Person (other than the Company and the Sellers) concerning any such transaction.

Section 6.05.  Contribution Of Carrier Holdings And Carrier Services.   Sellers shall cause the contribution of 100% of the issued and outstanding equity interests in Carrier Holdings and Carrier Services to the Company to be effected at the Closing, which contribution shall not result in any liability to the Company, any of Subsidiaries or Parent or in the breach of any representations or warranties set forth in Article 3 (the “Contribution”); provided that, to the extent necessary, the Company has obtained any required consents or approvals from Governmental Authorities as set forth in Section 3.03.

Section 6.06.  Limited Powers Of Attorney; Certificates for Equity Interests.   Each Seller shall, no later than 10 days following the date hereof, (x) execute and deliver to the Sellers’ Committee a limited power of attorney substantially in the form attached hereto as Exhibit C, which limited power of attorney shall not be amended and shall remain in full force and effect until immediately after the Closing Date and (y) deliver the certificates for the Equity Interests to the Sellers’ Committee to be held by the Sellers’ Committee for the sole purpose of delivering such certificates at Closing pursuant to the limited power of attorney delivered by such Seller.  The Sellers’ Committee shall promptly inform Parent of any failure of any Seller to execute and deliver such limited power of attorney and to deliver such certificates for Equity Interests within such 10-day period.

Section 6.07.  Costs And Expenses.   The Company shall, prior to or on the Closing Date, discharge in full all costs and expenses incurred by it or any of its Subsidiaries in connection with or relating to this Agreement, the other Transactions Documents and the transactions contemplated hereby and thereby, including fees and expenses of investment bankers, counsel, accountants and other advisors and consultants.

Section 6.08.  Convertible Note.   If the Closing occurs after the first anniversary hereof, the Greenhill Noteholder, as the holder of the Convertible Note, shall, upon exercise of its conversion rights under the Convertible Note be considered a Seller for all purposes hereunder and have the right at Closing to receive the number of shares of Parent Stock set forth in Exhibit A hereto.  If the Closing occurs on or prior to the first anniversary hereof, then Parent shall enter into an agreement with the Greenhill Noteholder, as the holder of the Convertible Note, that shall entitle such holder to exchange the Units into which such Convertible Note is convertible for a number of shares of Parent Stock upon the first anniversary of the issuance of such Convertible Note at the ratio of 27.2866 of shares of Parent Stock per Unit.  Parent agrees that all of the provisions of Section 8 of the Convertible Note applicable to the Company shall apply to Parent from the date hereof until the date of such conversion.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01.  Conduct of Parent.   From the date hereof until the Closing Date except as expressly contemplated hereunder, Parent shall conduct its business in the ordinary course consistent with past practice and shall use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers, and key employees, and (iv) maintain relationships with third parties and to keep available the services of their present officers and employees.  Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, Parent shall not:

(a)  amend its certificate of incorporation or bylaws (whether by merger, consolidation or otherwise);

(b)  split, combine or reclassify any shares of capital stock or other equity securities of Parent or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock or other equity securities of Parent, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any capital stock or other equity securities of Parent;

(c)  (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any capital stock or other equity securities of Parent, or (ii) amend any term of any capital stock or other equity securities of Parent (in each case, whether by merger, consolidation or otherwise);

(d)  acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, or businesses, other than in the ordinary course of business of Parent in a manner that is consistent with past practice;

(e)  sell, lease or otherwise transfer, or create or incur any Lien on, any assets, securities, properties, or businesses of Parent, other than in the ordinary course of business consistent with past practice;

(f)  make any loans, advances or capital contributions to, or investments in, any other Person;

(g)  create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof;

(h)  enter into any hedging arrangements;

(i)  enter into any agreement or arrangement that limits or otherwise restricts in any respect Parent, or any successor thereto or that could, after the Closing Date, limit or restrict in any respect Parent, the Company or any of the Company’s Subsidiaries, from engaging or competing in any line of business, in any location or with any Person or, except in the ordinary course of business consistent with past practice, otherwise waive, release or assign any material rights, claims or benefits of Parent;

(j)  increase compensation, bonus or other benefits payable to any director or officer of Parent;

(k)  change Parent’s methods of accounting, except as required by concurrent changes in Law or GAAP;

(l)  settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against Parent, (ii) any equityholder litigation against Parent or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(m)  make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, materially amend any Tax Returns or file claims for material Tax refunds, enter any material closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability; or

(n)  agree, resolve or commit to do any of the foregoing.

Section 7.02.  Stockholder Meeting.   Parent shall cause the Parent Stockholder Meeting to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption of this Agreement, the approval of the issuance of shares of Parent Stock and the other transactions contemplated hereunder, the adoption of the Parent Plan, and the amendment to the Parent Certificate of Incorporation in the form attached hereto as Exhibit B.  The Board of Directors of Parent shall recommend to Parent’s stockholders their adoption of this Agreement, and their approval of such issuance of shares of Parent Stock and the other transactions contemplated hereunder, their approval of the Parent Plan and their approval of such amendment to the Parent Certificate of Incorporation and shall include such recommendation in the Parent Proxy Statement.  In connection with the Parent Stockholder Meeting, Parent shall (i) promptly prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Parent Proxy Statement and all other proxy materials for such meeting, (ii) use its reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (iii) otherwise comply with all legal requirements applicable to such meeting.

Section 7.03.  Parent Plan.   Prior to or on the Closing Date, Parent shall adopt the Parent Plan, pursuant to which options to purchase Parent common stock and/or awards of restricted shares of Parent common stock will be granted to individuals to be agreed upon by the Company and Parent (the “Parent Plan Grants”).  The Parent Plan Grants will be issued by Parent on the Closing Date to such individuals, subject to such individual's continued employment or service with the Company on such date and having the vesting schedule, if any, and such other terms and conditions as may be agreed upon.  Parent shall (i) reserve 8,000,000 shares of Parent common stock on the Closing Date for issuance under the Parent Plan, (ii) cause the shares of Parent common stock so reserved to be registered on Form S-8, or another registration statement of similar effect, promptly following the adoption of the Parent Plan and (iii) use reasonable best efforts to keep such registration statement effective for so long as any shares reserved under the Parent Plan may be granted thereunder or are subject to outstanding awards.

ARTICLE 8

COVENANTS OF PARENT, SELLERS AND THE COMPANY

The parties hereto agree that:

Section 8.01.  Reasonable Best Efforts.   (a)  Subject to the terms and conditions of this Agreement, including Section 8.14 hereof, Sellers, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

(b)  In furtherance and not in limitation of the foregoing, each of Parent, the Blocker Entities, and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

Section 8.02.  Certain Filings.   (a)  The Company, Sellers, and Parent shall cooperate with one another (i) in connection with the preparation of the Parent Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Parent Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

(b)  Prior to the filing or mailing of the Parent Proxy Statement (or any amendment or supplement thereto) or making any required filing with the SEC or responding to any comments of the SEC with respect thereto, the Parent shall give the Company and its counsel a reasonable opportunity to review and comment on such documents or responses, and shall include in such documents or responses all additions, deletions or changes suggested by the Company and its counsel as are reasonably acceptable to Parent and its counsel.

(c)  The Company shall use its reasonable best efforts to obtain the consent of its independent public accountants to the incorporation by reference into the Parent Proxy Statement of the financial statements described in Section 3.08.

Section 8.03.  Public Announcements.   Parent, Sellers and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.

Section 8.04.  Further Assurances.   At and after the Closing Date, Sellers shall, upon the request of Parent, execute and deliver any deeds, bills of sale, assignments or assurances, and take and do any other actions and things reasonably necessary and appropriate to vest, perfect or confirm of record or otherwise in Parent any and all right, title and interest in and to the Equity Interests.

Section 8.05.  Sales and Transfer Tax.   All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax) (“Transfer Taxes”) shall be borne, equally, by Sellers on the one hand, and Parent, on the other hand.  The party or parties having responsibility therefor under applicable Law shall prepare and file all necessary Transfer Tax Returns and other documentation, with the costs of such preparation and filing to be borne by the Company.

Section 8.06.  Directors and Officers of Parent.   Parent and the Company shall take all necessary action so that (a) the persons listed on Schedule 8.06(a) are appointed or elected, as applicable, to the position of directors, officers and employees of Parent, as set forth therein, to serve in such positions effective immediately after the Closing and (b) the persons listed on Schedule 8.06(b) have resigned from their positions as directors, officers and employees of Parent.

Section 8.07.  Registration Rights Agreement.   Parent and each Seller which is a Stock Buyer shall execute and deliver to each other the Registration Rights Agreement on or prior to the Closing Date.

Section 8.08.  Pledge Agreement.   Parent and each Seller of the Blocker Shares shall execute and deliver the Pledge Agreement on or prior to the Closing Date.

Section 8.09.  Certificate of Incorporation Protections; Directors’ and Officers’ Liability Insurance.   (a)  All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company and Parent as provided in such entity’s organizational documents or in any indemnification agreements shall survive the Closing and shall continue in full force and effect in accordance with their terms.

(b)  For a period of six years after the Closing Date, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company and Parent (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts and events that occurred prior to the Closing Date; provided, that in satisfying its obligation under this Section 8.09(b), Parent shall not be obligated to pay an aggregate premium in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount the Company has disclosed to Parent prior to the date hereof.

(c)  From the Closing Date through the sixth anniversary of the Closing Date, Parent shall and shall cause the Company and its Subsidiaries and any successor to Parent, the Company and its Subsidiaries to, and the Company shall, indemnify and hold harmless each former or present (as of the Closing Date) officer or director of Parent, the Company and its Subsidiaries, against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions taken by them in their capacity as officers or directors at or prior to the Closing Date (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent permitted under applicable Law.  Each such officer or director will be entitled to advancement of reasonable expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Parent, the Company and its Subsidiaries.

(d)  If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 8.09.

(e)  The provisions of this  Section 8.09 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Parent or the Company or its Subsidiaries (as applicable) for all periods stated herein and may not be changed, in the case of any provision regarding the officers and directors of Parent, without the consent of the Parent Committee, and in the case of any provision regarding the officers and directors of the Company or any of its Subsidiaries, without the consent of the Sellers’ Committee.

Section 8.10.  Sellers’ Committee.   (a)  From and after the Closing Date, Parent shall be entitled to deal exclusively with the Sellers’ Committee in respect of all notices, disputes and other matters delegated to the Sellers’ Committee pursuant to this Agreement.  Parent shall be entitled to rely upon any statements or actions taken by the Sellers’ Committee (whether or not such statements or actions were in fact authorized).

(b)  The Sellers’ Committee shall have the authority to take any and all actions required or permitted to be taken by the Sellers’ Committee under this Agreement (and any and all actions incidental or related to such authority), including with respect to any matters in respect of Taxes as described in Section 8.05 (but not with respect to Blocker Taxes), and all other matters described herein.  The Sellers’ Committee shall notify Parent of any material action taken by the Sellers’ Committee.  Notwithstanding anything to the contrary herein, the Sellers’ Committee is not authorized to, and shall not, accept on behalf of any Seller any portion of the Aggregate Consideration to which such Seller is entitled under this Agreement.

(c)  In the event that a member of the Sellers’ Committee dies or becomes unable to perform his or her responsibilities as a member of the Sellers’ Committee or resigns from such position, the party who designated such individual to serve as a member of the Sellers’ Committee shall have the right to appoint a replacement.  If such party fails to designate an individual to serve on the Sellers’ Committee in substitution thereof, the remaining members of the Sellers’ Committee shall have the authority to take actions as permitted herein until a replacement is appointed.

(d)  Any matter approved by the Sellers’ Committee shall be set forth on a certificate delivered to Parent by the Sellers’ Committee.  Actions of the Sellers’ Committee may be approved pursuant to a meeting or a written consent.  Parent shall be entitled to rely on a certificate from both of the members of the Sellers’ Committee with respect to any action taken by the Sellers’ Committee.

Section 8.11.  Parent Committee.   Prior to the Closing, the Board of Directors of Parent shall appoint a committee (the “Parent Committee”) consisting of one or more of its then members to act on behalf of Parent after the Closing to take all necessary actions and make all decisions pursuant to this Agreement and the other Transaction Documents.  In the event of a vacancy in such committee, the Board of Directors of Parent shall appoint as a successor a

Person who was a director of Parent prior to the Closing Date or some other Person who would qualify as an “independent” director of Parent and who has not had any relationship with the Sellers.  The Parent Committee shall have the sole authority to take any and all actions on behalf of Parent under any Transaction Document (excluding the Registration Rights Agreement).

Section 8.12.  Legends.

(a)  Each Stock Buyer acknowledges and agrees that each certificate (if any) for the Purchased Shares shall bear a legend substantially as set forth in Section 8.12(b) and that any Purchased Shares in uncertificated book-entry form will be subject to equivalent restrictions.

(b)  Certificates for the Purchased Shares shall bear legends in substantially the following form:

The securities represented by this Certificate have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), and may not be transferred, sold or otherwise disposed of except while such a registration is in effect under such act and applicable state securities laws or pursuant to an exemption from registration under such act or such laws.  Hedging transactions in the securities are also prohibited except in compliance with the 1933 Act.

When issued pursuant hereto, the certificates evidencing Purchased Shares shall also bear any legend required by any applicable state blue sky law.  Any holder of the Purchased Shares may request Parent to remove any or all of the legends described in this section from the certificates evidencing such Purchased Shares by submitting to Parent such certificates, together with an opinion of counsel reasonably satisfactory to Parent to the effect that such legend or legends are no longer required under the 1933 Act or applicable state laws, as the case may be.

Section 8.13.  Tax Matters.   (a)  Parent and Sellers shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and other representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

(b)  The Company shall have in effect an election under Section 754 of the Code for the taxable year in which the Closing will occur.

(c)  Blocker Tax Procedures.  As soon as reasonably practicable, the Company will provide to the Blocker Entities schedules K-1 for 2008, estimated schedules K-1 for post-2008 Pre-Closing Tax Periods and other relevant information to be used in preparing the Tax Returns of Syncom Blocker and Baralonco Blocker for the 2008-10 Pre-Closing Tax Periods.  With respect to all Pre-Closing Tax periods other than Parent Ownership Tax Periods, each Blocker Entity shall file Tax Returns and make estimated and final Tax payments in accordance with applicable Law.  Any Tax credits or refunds received for a Pre-Closing Tax period other than a Parent Ownership Tax Period shall be promptly paid over to the Blocker’s Seller.  The following procedures shall be followed with respect to the Tax liability of Syncom Blocker and Baralonco Blocker for the Parent Ownership Tax Periods:

(i)  With respect to each Parent Ownership Tax Period, the Syncom Blocker Seller and the Baralonco Blocker Seller shall pay to Parent at least two business days before the applicable due date any  amount of estimated Tax (including Tax amounts required to be withheld by the Company and not theretofore withheld) required to be paid by the Syncom Blocker and by Baralonco Blocker, respectively, for such  Parent Ownership Tax Period.

(ii)  As soon as is reasonably practicable, and in any event no later than 30 days prior to the earlier of (x) the Blocker Settlement Date, and (y) the required date for filing the applicable Tax Return (including any extensions permitted by law), the Blocker Sellers will deliver to Parent drafts of all Tax Returns required to be filed by their respective Blocker Entities for the Parent Ownership Tax Periods, which drafts will be consistent with the information provided by the Company pursuant to this Section 8.13(c).

(iii)  Parent shall cause the Blocker Entities to file their Tax Returns for the Parent Ownership Tax Periods in a manner substantially consistent with the draft Tax Returns delivered pursuant to Section 8.13(c)(ii), provided, however, that if Parent disagrees with the treatment of any item on such draft Tax Returns, the parties will negotiate in good faith to resolve any such disagreement.  Failing such resolution, the matter shall be referred to the Accounting Referee, the determination of which shall be final and binding upon the parties.

(iv)  At least two business days prior to the required date (including any extensions permitted by law) for filing the Tax Return for any Parent Ownership Tax Period, the Syncom Blocker Seller or the Baralonco Blocker Seller, as the case may be, shall pay to Parent the amount of the Pre-Closing Tax Liability shown as due on the corresponding Tax Return.

(v)  No later than five business days before the Blocker Settlement Date, Parent shall deliver to each Blocker Seller a reconciliation statement showing:

(x)      the aggregate Pre-Closing Tax Liability of the corresponding Blocker Entity for the Parent Ownership Tax Periods (as reflected on the Tax Returns to be filed pursuant to clause Section 8.13(c)(iii)) with

(y)     the amounts paid by the corresponding Blocker Entity and by the Blocker Sellers pursuant to Sections 8.13(c)(i) and (iv) in respect of such returns prior to the Closing, including a statement of the amount (if any) required to be paid by each such Seller to Parent or by Parent to such Seller in order to effect such reconciliation.

The reconciliation payments reflected on the statements shall be made on the Blocker Settlement Date.

(vi)  Upon receipt by Parent of all payments (if any) required of the Syncom Blocker Seller on the Blocker Settlement Date, Parent shall release to the Syncom Blocker Seller the shares of Parent stock pledged by the Syncom Blocker Seller (to the extent such shares are not otherwise required to be retained pursuant to the Pledge Agreement).

(vii)  On the Baralonco Release Date, Parent shall release to the Baralonco Blocker Seller shares of Parent stock pledged by the Baralonco Blocker Seller (to the extent such shares are not otherwise required to be retained pursuant to the Pledge Agreement).

(d)  Pre-Closing Tax Audits of the Company.  Notwithstanding Section 10.03, in the event of any US federal, state or local income Tax audits of the Company with respect to any Pre-Closing Tax Period or portion thereof, if (x) Parent and the Sellers’ Committee reasonably conclude that such audit could have a material adverse effect on any of the Sellers and (y) a Majority of Interests of the Sellers that could be so affected acknowledge in writing any indemnification obligations that they may have under Section 10.02 (taking into account all limitations set forth in Article X) with respect to all Taxes assessed or that may be assessed in connection with such audit and provide reasonable assurance to Parent of their financial capacity to provide any such applicable indemnification with respect to such Taxes, then solely with respect to those portions of the audit relating to the Pre-Closing Tax Period

(i)  the Sellers’ Committee shall be entitled to participate in such audit, including having the right to participate in any contest or settlement discussions with respect to any claims or assessments pursuant thereto, and

(ii)  no settlement of such audit shall be settled or compromised without the consent of the Sellers’ Committee, which such consent shall not be unreasonably withheld, provided, however, that if Parent reasonably concludes that any positions or settlements proposed by the Sellers’ Committee in the conduct of such audit has or could have a material adverse effect on Parent and/or any Blocker Entity, no consent of the Sellers’ Committee shall be required, and Parent shall have ultimate control of any settlement or compromise of such audit.

Section 8.14.  Regulatory Matters.

(a)  The parties shall cooperate with one another and use their reasonable best efforts to make the following filings as soon as possible, to the extent legally required or deemed appropriate by mutual agreement of the parties:  (i) any required notifications to the Department of Defense and U.S. security agencies; (ii) a submission of a joint notification to the Committee on Foreign Investment in the United States pursuant to Section 721 of the Defense Production Act of 1950, (the “Exon-Florio Amendment”); (iii) any filings or notifications required to be made prior to the Closing under the Arms Export Control Act of 1976 and the International Traffic in Arms Regulations, 22 C.F.R. Parts 120-130; and (iv) any filings or notifications required to be made prior to the Closing to the Office of Foreign Assets Control, Department of the Treasury.

(b)  The consummation of the transactions contemplated by this Agreement is subject to the prior consent and approval of the FCC.  The Company and its Subsidiaries and Parent shall prepare and, within 20 Business Days after the date hereof, file with the FCC the FCC Consent

Application.  In addition, each party hereto covenants and agrees to (i) furnish to the other parties such information and assistance as such parties reasonably may request in connection with the preparation or prosecution of the FCC Consent Application; (ii) file any amendment or modification to the FCC Consent Application; (iii) otherwise take any other action with respect to the FCC as may be reasonably necessary in connection with the transactions contemplated hereby; and (iv) cooperate in good faith with the other parties hereto with respect to the foregoing, all as may be determined by Parent, the Company and its Subsidiaries to be necessary, appropriate or advisable in order to consummate the transactions contemplated by this Agreement.

(c)  The Company and its Subsidiaries and Parent shall (i) use reasonable best efforts to prepare, file and diligently prosecute all applications required to be filed with non-U.S. Governmental Authorities for consent to the transactions contemplated hereby, and to provide all appropriate filings and notifications to such non-U.S. Governmental Authorities (such applications, filings and notifications, collectively, the “Foreign Applications”); (ii) furnish to the other parties such information and assistance as such parties reasonably may request in connection with the preparation or prosecution of any such applications; and (iii) keep the other parties promptly apprised of any communications with, and inquiries or requests for information from, such non-U.S. Governmental Authorities with respect to the transactions contemplated hereby.

(d)  Each party agrees to comply with any condition imposed on it by any FCC Consent and with any condition imposed on it by any similar order of similar and non-U.S. Governmental Authority, except that no party shall be required to comply with a condition if (i) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by that party of any of its representations, warranties, covenants, obligations or agreements hereunder or (ii) compliance with the condition would reasonably be expected to result in or cause a Company Material Adverse Effect or a Parent Material Adverse Effect.

ARTICLE 9

CONDITIONS TO CLOSING

Section 9.01.  Conditions to Obligations of Parent, Sellers and the Company.   The obligations of Parent, Sellers and the Company to consummate the Closing are subject to the satisfaction of the following conditions:

(a)  the Parent Stockholder Approval shall have been obtained;

(b)  no Law shall prohibit the consummation of the Closing;

(c)  any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated; and

(d)  FCC Consent with respect to the FCC Consent Application;

(e)  FCC Consent with respect to any other FCC applications required in connection with the consummation of the transactions contemplated by this Agreement; and

(f)  all actions by or in respect of, or filings with, any other Governmental Authority, required to permit the consummation of the transactions contemplated hereby shall have been taken, made or obtained, other than such actions or filings the failure of which to take, make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect.

Section 9.02.  Conditions to the Obligations of Parent.   The obligations of Parent to consummate the Closing are subject to the satisfaction of the following further conditions:

(a)  (i) the Company and Sellers shall have performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Closing Date, (ii) the representations and warranties of the Company and Sellers contained in this Agreement and in any certificate or other writing delivered by the Company or Sellers pursuant hereto shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” contained therein) at and as of the Closing Date as if made at and as of the Closing Date (or, to the extent any such representation and warranty specifically states that it refers to an earlier date, on and as of such earlier date), except where the failures of such representations and warranties to be so true and correct, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and (iii) Parent shall have received a certificate signed by the Chief Executive Officer of the Company to the foregoing effect;

(b)  Each Seller which is a Stock Buyer shall have executed and delivered the registration rights agreement substantially in the form of Exhibit D hereto (the “Registration Rights Agreement”);

(c)  Each Seller of the Blocker Shares shall have executed and delivered the pledge agreement substantially in the form of Exhibit E hereto (the “Pledge Agreement”);

(d)  Sellers shall have effected the Contribution;

(e)  Parent shall have received (x) a certification dated not more than 30 days prior to the Closing Date, issued by the Company and signed by an officer of the Company under penalties of perjury, certifying that (i) fifty percent or more of the value of the gross assets of the Company does not consist of U.S. real property interests or (ii) ninety percent or more of the value of the gross assets of the Company does not consist of U.S. real property interests plus cash or cash equivalents and (y) a certification for each Blocker Entity dated not more than 30 days prior to the Closing Date and signed by an officer of such Blocker Entity to the effect that such Blocker Entity is not, nor has it been within the time period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897 of the Code.  The foregoing certification in clause (x) is intended to comply, and should be interpreted in accordance, with the exemption from withholding provided in Section 1.1445-11T(d)(2) of the Treasury Regulations;

(f)  Parent shall have received an affidavit, duly executed and signed under penalties of perjury, by the custodian of Blocker Shares in Baralonco Blocker substantially to the effect that, in its capacity as custodian of such Blocker Shares, it has actual knowledge of the identity of the ultimate beneficial owner of such Blocker Shares, who has been the ultimate beneficial owner of such Blocker Shares from the date of formation of Baralonco Blocker to the Closing Date; and

(g)  Baralonco Blocker shall have delivered to Parent a letter or letters providing evidence that it has repaid and settled all of its outstanding debt and all other liabilities.

Section 9.03.  Conditions to the Obligations of the Company and Sellers.   The obligations of the Company and Sellers to consummate the Closing are subject to the satisfaction of the following further conditions:

(a)  (i) Parent shall have performed in all material respects all of their respective obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” contained therein) at and as of the Closing Date as if made at and as of the Closing Date (or, to the extent any such representation and warranty specifically states that it refers to an earlier date, on and as of such earlier date), except where the failures of such representations and warranties to be so true and correct, in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, and (iii) the Company shall have received a certificate signed by the Chief Executive Officer of Parent to the foregoing effect;

(b)  The persons referred to on Schedule 8.06(b) shall have resigned as officers or directors of Parent and the persons referred to on Schedule 8.06(a) shall have been duly appointed as officers or directors of Parent;

(c)  Parent shall have made appropriate arrangements to have the Trust Account disbursed to Parent immediately upon the Closing (and the amount of such disbursement shall be no less than $400,000,000 (plus any accrued interest and less (i) the payment of deferred underwriting discounts and commissions and (ii) any payments to the holders of IPO Shares who vote against the consummation of the transactions contemplated by this Agreement and exercise their rights to convert their IPO Shares into cash);

(d)  Parent and its Affiliates party thereto shall have executed and delivered the Registration Rights Agreement; and

(e)  Parent shall have executed and delivered the Pledge Agreement.

ARTICLE 10

SURVIVAL; INDEMNIFICATION

Section 10.01.  Survival.   The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith and each covenant requiring performance prior to the Closing shall terminate effective as of immediately prior to the Closing such that no claim for breach of any such representation or warranty or covenant may be brought after the Closing; provided, however, that the representations and warranties of Sellers contained in Article 4 and any covenants or agreements of Sellers set forth herein shall survive indefinitely or until the latest date permitted by Law, provided, however, that (w) the representations and warranties of the Syncom Blocker Seller and the Baralonco Blocker Seller contained in Section 4.07(b)(iv) and (v) and the indemnification obligations under Section 10.02(a) of any such Sellers with respect thereto shall survive until eighteen months after the Closing Date, (x) the representations and warranties of the Sellers contained in Section 4.05 and the indemnification obligations under Section 10.02(a) of any such Sellers with respect thereto shall survive until eighteen months after the Closing Date,(y) the representations and warranties of the Syncom Blocker Seller contained in Section 4.07(c), the indemnification obligations under Section 10.02(a) of any such Sellers with respect thereto and the indemnification obligations under Section 10.02(b) of any such Sellers shall survive until nine months after the Closing Date and (z) the representations and warranties of Baralonco Blocker Seller contained in Section 4.07(c), the indemnification obligations under  Section 10.02(a) of any such Sellers with respect thereto and the indemnification obligations under Section 10.02(b) of any such Sellers shall survive until the second anniversary of the Closing Date.  Notwithstanding the preceding sentence, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. Any covenant of any party in this Agreement that requires performance at or after the Closing shall survive the Closing.

Section 10.02.  Indemnification.  Effective at and after the Closing, each Seller severally and not jointly, hereby indemnifies Parent, the Company and their respective directors, officers and Affiliates and their respective successors and assignees (the “Parent Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by such Parent Indemnified Parties arising out of (a) any breach of representation or warranty contained in Article 4 made by such Seller (determined without regard to any qualification or exception contained therein relating to materiality or any similar qualification or standard) or breach of covenant or agreement made or to be performed by such Seller pursuant to this Agreement regardless of whether such Damages arise as a result of the negligence, strict liability or any other theory of law or, violation of law by any Seller or (b) any Pre-Closing Tax Liability of any Blocker Entity in which such Seller owns any Blocker Shares.  Parent Indemnified Parties shall not be entitled to any duplicative recovery with respect to the same Damages arising under multiple provisions of this Agreement under any circumstances whatsoever.  Each Seller’s maximum liability for all claims for indemnification pursuant to this Agreement shall not exceed the sum of (i) the cash consideration received by such Seller pursuant to Article II and (ii) the product of the number of shares of Parent Stock received by such Seller pursuant to Article II and $10, provided, however, in respect of claims for indemnification pursuant to (y) Section 10.02(a) in connection with any breach of representation or warranty contained in Section 4.07(c) or (z) Section 10.02(b), the maximum liability shall not exceed $3 million for the Syncom Blocker Seller and $15 million for the Baralonco Blocker Seller.  For the avoidance of doubt, no Seller shall have any liability under this Agreement for the breaches of any representation, warranty, covenant or agreement by any other Seller or for any Taxes of any other Seller or any Blocker Entity in which such Seller has never owned any equity interests.  In support of their indemnification obligations, (i) the Syncom Blocker Seller agree to pledge 300,000 shares of Parent stock until the first business day that is at least nine months after the Closing Date (the “Blocker Settlement Date”), and (ii) the Baralonco Blocker Seller agrees to pledge 1,500,000 shares of Parent stock until the second anniversary of the Closing Date (the “Baralonco Release Date”).  Such pledges shall be effected pursuant to the Pledge Agreement.

Section 10.03.   Indemnification Procedures.  The party seeking indemnification under Section 10.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section.  The Indemnified Party will be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise, or settlement of any such third party claim unless the Indemnifying Party, within twenty (20) days after the giving of such notice by the Indemnified Party, and in any event within such shorter period as may be reasonably necessary for the Indemnified Party to otherwise take appropriate action to resist such third party claim, (i) acknowledges in writing without any reservation of its rights its indemnification obligations and provides reasonable assurance to the Indemnified Party of its financial capacity to defend such third party claim and provide full indemnification with respect to such third party claim, (ii) notifies the Indemnified Party in writing of the Indemnifying Party’s intention to assume such defense and (iii) retains legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such third party claim.  If the Indemnifying Party does not elect to exercise control of the defense, compromise or settlement of such third party claim, it may at its own expense participate in (but not control) such defense, compromise or settlement.  The Indemnifying Party shall not be liable under Section 10.02 for any settlement effected without its consent (not to be unreasonably withheld) of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

Section 10.04.  Indemnification Payments.  Any payment under Section 10.02 to an Indemnified Party entitled to indemnification pursuant to Section 10.02 shall be paid to such Indemnified Party by (1) wire transfer of immediately available funds to an account of such Indemnified Party as may be designated by such Indemnified Party or (2) delivery to such Indemnified Party of a certified or official bank check payable in immediately available funds to such Indemnified Party.  Any such payments and any payments pursuant to Sections 8.13(c)(i), (iv) or (v) hereof shall constitute adjustments to the purchase price of the corresponding Units or Blocker Shares and shall be so treated by the parties for all Tax purposes.

Section 10.05.  Waiver of Claims and Rights.  Except for (i) rights arising pursuant to the terms of any Transaction Document (or any document identified on Schedule 10.05), (ii) rights arising pursuant to any employment agreement with Parent or its Affiliates, or under any Employee Plan described in this Agreement and (iii) rights to indemnification for actions taken in their capacity as an director or officer, each Seller, as of the Closing Date, irrevocably waives any rights and claims such Seller, or, to the extent permitted by Law and otherwise, any person designated to serve as an officer or director of the Company by such Seller, may have against Parent, any of its Affiliates or their respective officers, directors, employees or agents, whether in law or in equity, relating to the Blocker Entities, the Units, the Company, the Company’s Subsidiaries, the Interests or any options to purchase Interests, or arising out of such Person’s ownership of Units or any options to purchase Units, such Person’s position (including as a director or officer) with the Blocker Entities, the Company or the Company’s Subsidiaries prior to the Closing (subject to the exclusions described above), the operation of the business of the Blocker Entities, the Company and the Company’s Subsidiaries prior to the Closing or the transactions contemplated hereby or by any other Transaction Document.

Section 10.06.  Exclusive Remedy.   Except as specifically set forth in the Transaction Documents, effective as of the Closing the parties waive any rights and claims they may have against the other parties, whether in law or in equity, relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby.  After the Closing, the Indemnified Parties’ sole and exclusive remedy with respect to any and all claims relating to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby shall be pursuant to the indemnification provisions set forth in this Article 10.  For the avoidance of doubt, this Section 10.06 does not apply to any of the documents identified on Schedule 10.05.

ARTICLE 11

TERMINATION

Section 11.01.  Grounds for Termination.   This Agreement may be terminated at any time prior to the Closing Date (notwithstanding any approval of this Agreement by the stockholders of Parent):

(a)  by mutual written agreement of the Company and Parent;

(b)  by either the Company or Parent, if:

(i)  the Closing has not been consummated on or before June 29, 2009 (if all regulatory approvals required to consummate the Closing have been obtained prior to such date) or February 14, 2010 (if the only condition to Closing unfulfilled as of June 29, 2009 is the obtaining of all regulatory approvals required to consummate the Closing), (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time;

(ii)  there shall be any material Law that (A) makes consummation of the Closing illegal or otherwise prohibited or (B) enjoins the parties hereto from consummating the Closing and such injunction shall have become final and nonappealable; or

(iii)  the Parent Stockholder Approval shall not have been obtained at the Parent Shareholder Meeting (including any adjournment thereof);

(c)  by Parent, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company or a Seller set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

(d)  by the Company, if:

(i)  a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

(ii)  the Parent Stockholder Meeting has not been held within 90 days of the Parent Proxy Statement being cleared by the SEC.

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give notice of such termination to the other party.

Section 11.02.  Effect of Termination.   If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, member, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful (i) failure of any party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of any party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other parties as a result of such failure.  The provisions of this Section 11.02, Section 11.03 and Article 12 shall survive any termination hereof pursuant to Section 11.01.

Section 11.03.  Termination Fee.   If (x) this Agreement is terminated by Parent or the Company pursuant to Section 11.01(b)(iii), (y) Parent breaches its obligations under Section 7.02 or Section 8.01 of this Agreement and (z) Parent consummates an Initial Business Combination (other than with the Company), Parent shall pay to the Company, within two Business Days of such consummation, $5,000,0000 in cash, shares of Parent Stock or combination thereof, at Parent’s election. The number of shares of Parent Stock deliverable in respect of the amount elected by the Parent to be delivered in shares of Parent Stock shall equal (x) such amount divided by (y) the Average Stock Price as of the date of such consummation, provided that no fractional shares shall be delivered and that cash shall be paid in lieu of any fractional shares.  The receipt of such cash or shares of Parent Stock, as the case may be, shall be the exclusive remedy of the Company, Sellers and their respective Affiliates with respect to such breach and they shall have waived any other rights and claims they may have against Parent and its Affiliates, whether in law or in equity, relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby, following receipt of such cash or shares of Parent Stock.  Notwithstanding the foregoing, if prior to ten (10) Business Days immediately following the termination of this Agreement, the Company notifies Parent in writing that it believes in good faith that Parent has committed a willful breach of this Agreement, then the obligation of Parent set forth in the first sentence of this Section 11.03 shall not come into effect and the Company shall have the right to pursue its remedies for willful breach of this Agreement against Parent, subject to other limitations set forth in this Agreement.

Section 11.04.  Limitation On Remedy.   Sellers and the Company hereby acknowledge that (a) they have read the prospectus dated February 14, 2008, filed by Parent with the SEC pursuant to Rule 424 promulgated under the 1933 Act and understand that Parent has established the Trust Account for the benefit of certain Persons (as described in the prospectus) and that Parent may disburse monies from the Trust Account only to certain Persons (as described in the prospectus) and (b) for and in consideration of Parent agreeing to evaluate the Blocker Entities and the Company for purposes of consummating a transaction with respect to their capital stock, Sellers and the Company agree that, prior to Closing, they do not have, directly or indirectly, any right, title, interest or claim of any kind in or to any monies in the Trust Account and waive any such claim they may have in the future as a result of, or arising out of, this Agreement, any other Transaction Document or any negotiations, contracts or agreements with Parent or any of its Affiliates or representatives and will not seek recourse, directly or indirectly, against the Trust Account for any reason whatsoever.

ARTICLE 12

MISCELLANEOUS

Section 12.01.  Notices.   All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent, to:

GHL Acquisition Corp.
300 Park Avenue
New York, NY 10022

Attention: Jodi Ganz
Facsimile No.: (212) 389-1761

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
Attention: Leonard Kreynin
Facsimile No.: (212) 450-3800

if to any Seller, to the address set forth below such Seller’s signature on the signature pages hereof if to the Company, prior to Closing, to:

Iridium Holdings LLC
6707 Democracy Boulevard, Suite 300
Bethesda, MD 20817
Attention: John Brunette
Facsimile No.: (301) 571-6250

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Edward J. Chung
Facsimile No.: (212) 455-2502

if to the Sellers’ Committee, after Closing, to:

Iridium Holdings LLC Sellers’ Committee
c/o Fulbright & Jaworski LLP
801 Pennsylvania Avenue, N.W.
Washington, DC 20004
Attention: Steven B. Pfeiffer
Facsimile No.: (202) 662-4643

Iridium Holdings LLC Sellers’ Committee
c/o Syncom Funds
8515 Georgia Avenue
Suite 725
Silver Spring, MD 20910
Attention: Terry L. Jones
Facsimile No.: (301) 608-3307

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 12.02.  Amendments and Waivers.   (a)  Any provision of this Agreement (including any Schedule or Exhibit hereto) may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Parent, the Company, the Sellers’ Committee and each other party to this Agreement who is adversely affected by such amendment in a manner that is material and disproportionate to any other party, or in the case of a waiver, by the party against whom the waiver is to be effective.  Notwithstanding the foregoing, after the Closing, amendments or waivers must be approved in writing by the Sellers’ Committee.

(b)  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 12.03.  Addition of Sellers.   In the event that one or more of the Persons listed on Schedule 2.01 has not executed a counterpart to this Agreement as of the date hereof, Parent, in its sole discretion, may allow such person after the date hereof to execute (x) a counterpart to this Agreement, accepting and agreeing to be bound by all of the terms and conditions hereof, and (y) such other documents or instruments as are necessary or appropriate to effect such Person’s addition as a Seller hereunder.

Section 12.04.  Expenses.   Except as otherwise provided herein, all costs and expenses incurred in connection with the Transaction Documents shall be paid by the party incurring such cost or expense.

Section 12.05.  Successors and Assigns.   No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 12.06.  Governing Law.   This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 12.07.  Jurisdiction.   The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

Section 12.08.  WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.09.  Counterparts; No Third Party Beneficiaries.   This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Except with respect to persons specified in Sections 8.09, 8.11 and 10.02, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 12.10.  Entire Agreement.   This Agreement and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement and the other Transaction Documents.

Section 12.11.  Specific Performance.   The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (subject, in the case of enforcement against Parent, to the limitations set forth in Section 11.04) in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

IRIDIUM HOLDINGS LLC

By:	/s/ Matthew J. Desch
	Name:	Matthew J. Desch
	Title:	Chief Executive Officer

GHL ACQUISITION CORP.

By:	/s/ Robert Niehaus
	Name:	Robert Niehaus
	Title:	Senior Vice President

SYNDICATED COMMUNICATIONS VENTURE PARTNERS IV, L.P.

BY: WJM PARTNERS IV, LLC, ITS GENERAL PARTNER

By:	/s/ Terry L. Jones
	Name:	Terry L. Jones
	Title:	Managing Member

SYNDICATED COMMUNICATIONS INC.

By:	/s/ Herbert P. Wilkins, Sr.
	Name:	Herbert P. Wilkins, Sr.
	Title:	Chairman

BARALONCO LIMITED

By:	/s/ Steven B. Pfeiffer
	Name:	Steven B. Pfeiffer
	Title:	Attorney in Fact

BAREENA SATELLITE, LLC

By:	/s/ Michael Boyd
	Name:	Michael Boyd
	Title:	Director

COLUSSY GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Dan A. Colussy
	Name:	Dan A. Colussy
	Title:	Trustee

DAN A. COLUSSY REVOCABLE TRUST WITH DAN A. COLUSSY AS THE TRUSTEE

By:	/s/ Dan A. Colussy
	Name:	Dan A. Colussy
	Title:	Trustee

TYRONE BROWN

By:	/s/ Tyrone Brown
	Name:	Tyrone Brown
	Title:	Director (nonvoting)

MOTOROLA, INC.

By:	/s/ Loren S. Minkus
	Name:	Loren S. Minkus
	Title:	Director Portfolio Management

GINO PICASSO

By:	/s/ Gino Picasso
	Name:	Gino Picasso
	Title:	CEO, GLOBOKASNET

AB KRONGARD

By:	/s/ A.B. Krongard
	Name:	A.B. Krongard

THOMAS J. RIDGE

By:	/s/ Thomas J. Ridge
	Name:	Thomas J. Ridge

IRIDIUM EMPLOYEE HOLDINGS LLC

BY: IRIDIUM SATELLITE, LLC, AS MANAGER

By:	/s/ John Brunette
	Name:	John Brunette
	Title:	Chief Legal & Administrative Officer

EMPLOYEE HOLDINGS LLC

BY: IRIDIUM SATELLITE, LLC, AS MANAGER

By:	/s/ John Brunette
	Name:	John Brunette
	Title:	Chief Legal & Administrative Officer

IRIDIUM OPERATIONS SERVICES LLC

BY: IRIDIUM SATELLITE, LLC, AS MANAGER

By:	/s/ John Brunette
	Name:	John Brunette
	Title:	Chief Legal & Administrative Officer

CHASE LINCOLN FIRST COMMERCIAL CORPORATION

By:	/s/ Samantha Hamerman
	Name:	Samantha Hamerman
	Title:	Vice President

BNP PARIBAS

By:	/s/ Fletcher Duke
	Name:	Fletcher Duke
	Title:	Managing Director

By:	/s/ Francois Schwall
	Name:	Francois Schwall
	Title:	Managing Director

CPR (USA) INC.

By:	/s/ Robert Olsen
	Name:	Robert Olsen
	Title:	Authorized Signatory

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Scott G. Martin
	Name:	Scott G. Martin
	Title:	Managing Director

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Andrea Leons
	Name:	Andrea Leons
	Title:	AIF

By:	/s/ Sunil Hariani
	Name:	Sunil Hariani
	Title:	AIF

D.K. ACQUISITION PARTNERS, L.P.

BY: M.H. DAVIDSON & CO., AS GENERAL PARTNER

By:	/s/ Anthony Yoseloff
	Name:	Anthony Yoseloff
	Title:	General Partner

JPMORGAN CHASE BANK NA

By:	/s/ Ann Kurinskas
	Name:	Ann Kurinskas
	Title:	Managing Director

KENSINGTON INTERNATIONAL LIMITED, AS NOMINEE FOR MANCHESTER SECURITIES CORP.

By:	/s/ Elliot Greenberg
	Name:	Elliot Greenberg
	Title:	Vice President

POST STRATEGIC MASTER FUND, LP, AS SUCCESSOR IN INTEREST TO POST BALANCED FUND, L.P., AS GENERAL PARTNER

BY: POST ADVISORY GROUP, LLC

By:	/s/ Carl H. Goldsmith
	Name:	Carl H. Goldsmith
	Title:	Managing Director

SILVER OAK CAPITAL, L.L.C.

By:	/s/ Thomas M. Fuller
	Name:	Thomas M. Fuller
	Title:	Authorized Signatory

SPRINGFIELD ASSOCIATES LLC AS NOMINEE FOR MANCHESTER SECURITIES CORP.

By:	/s/ Elliot Greenberg
	Name:	Elliot Greenberg
	Title:	Vice President

STONEHILL INSTITUTIONAL PARTNERS, L.P.

BY: STONEHILL CAPITAL MANAGEMENT LLC

By:	/s/ John Motulsky
	Name:	John Motulsky
	Title:	MM